Exhibit 10.35

TRANSACTION AGREEMENT

BY AND AMONG

IACT ASIA PACIFIC LIMITED,

INTERACTIVECORP,

ELONGNET INFORMATION TECHNOLOGY (BEIJING) CO., LTD.

ELONGNET HI-TECH (BEIJING) CO., LTD.

AND

ELONG, INC.

July 23, 2004

TABLE OF CONTENTS

1.	Closing; Issuance; Purchase; Exchange; Warrants; Option		1

	1.1	Closing	1
	1.2	Sale and Issuance of Series B Preferred Shares from the Company	1
	1.3	Sale and Purchase of Ordinary Shares and/or Series A Preferred Shares from the Selling Shareholders	2
	1.4	Warrant	2
	1.5	Option Grant	2
	1.6	Additional Closing Obligations	2
	1.7	Cash Reconciliation	2
	1.8	Investor Share Transactions	3
	1.9	Escrow Agreement	3

2.	Representations and Warranties of the Company		4

	2.1	Organization, Good Standing and Qualification	4
	2.2	Capitalization and Voting Rights of the Company	5
	2.3	Capitalization and Voting Rights of the Subsidiary and the New Subsidiary	6
	2.4	Subsidiaries	7
	2.5	Organization of PRC Entities	7
	2.6	Authorization	9
	2.7	Valid Issuance of Warrants, Option, Preferred and Conversion Shares	10
	2.8	Governmental Consents	10
	2.9	Offering	11
	2.10	Litigation; Compliance with Law	11
	2.11	Employment Agreements; Key Employees	12
	2.12	Intellectual Property	12
	2.13	Compliance with Other Instruments	12
	2.14	Agreements and Actions	13
	2.15	Related-Party Transactions	14
	2.16	Permits	15
	2.17	Environmental and Safety Laws	15
	2.18	Title to Property and Assets	15
	2.19	Financial Statements; Payables/Receivables	16
	2.20	Changes	16
	2.21	Employee Benefit Plans and Employee Agreements	18
	2.22	Labor Agreements and Actions; Employee Compensation	19
	2.23	Tax Returns, Payments and Elections	19
	2.24	Insurance	20
	2.25	Minute Books	20
	2.26	Brokers/Finders	21
	2.27	Significant Customers and Suppliers	21
	2.28	No Undisclosed Liabilities	21

3.	No Implied Representations		21

4.	Representations and Warranties of the Investor and Investor Parent		22

	4.1	Organization, Good Standing and Qualification	22
	4.2	Existence; Authorization; Legal Proceedings	22
	4.3	Securities Representations	23
	4.4	Brokers/Finders	23

5.	Other Covenants and Agreements		23

	5.1	Related Party Transactions	23
	5.2	Use of Proceeds	23
	5.3	FCPA	24
	5.4	Insurance Policies	24
	5.5	Tax	25
	5.6	Maintenance and Conduct of Business	26
	5.7	Required Settlements	29
	5.8	Delivery of June Financial Statements	30
	5.9	Cooperation Regarding IPO	30
	5.10	Non-Competition Covenant	30

6.	Survival and Indemnification		33

	6.1	Survival	33
	6.2	Indemnification By Company and Investor	34
	6.3	edure for Indemnification for Third Party Claims	35
	6.4	Limitations; Offset; Remedies; etc	36

7.	Certain Covenants; Closing Conditions; Termination		37

	7.1	Covenants Regarding Closing	37
	7.2	Closing Conditions	37
	7.3	Termination	39

8.	Miscellaneous		39

	8.1	Successors and Assigns	39
	8.2	Governing Law; Arbitration	39
	8.3	Counterparts	40
	8.4	Titles and Subtitles	40
	8.5	Notices	40
	8.6	Expenses	40
	8.7	Amendments and Waivers	40
	8.8	Severability	40
	8.9	Entire Agreement	40
	8.10	Knowledge of the Company	41

Table of Defined Terms

Defined Term	Section Defined In
2004 Option Plan	2.2(d)
Act	4.3
Agreement	Preamble
Amended Company Agreements	2.6(a)
Arbiter	1.6(a)
Asia Interactive	2.5(a)(ii)
Benefit Plan	2.21(a)
BJCAB	2.16
Board of Directors	2.15
Business	2.10(b)
cash and cash equivalents	1.6(d)
Cash Deficit	1.6(b)
Cash Surplus	1.6(b)
Closing	1.1
Closing Cash Statement	1.6(a)
Closing Date	Preamble
Code	2.23
Company	Preamble
Company Indemnified Parties	6.2(b)
Company Losses	6.2(c)
Company’s Auditor	5.8
Conduct Code	5.6(d)
Contracts	2.14
Controlled Foreign Corporation	2.23
Conversion Shares	2.6(a)
Current Articles and Memorandum	2.1
Delaware Courts	7.2(a)
Disclosure Schedule	2
eLong Airline	2.5(a)(iii)
eLong Airline Pledge Agreement	2.5(c)(v)
Employment Agreement	2.21(e)
Employment Handbook	2.21(f)
Equity	2.3(a)
Escrow Agent	1.8
Escrow Agreement	1.8
Escrow Deposit	1.8
FCPA Rules	5.3
Final Closing Cash Statement	1.6(a)
Financial Statement Date	2.19
Financial Statements	2.19
Founder	2.5(c)(i)
Founder Share Pledge Agreement	2.5(c)(v)
FPHC	5.5(d)
GCH	2.5(iv)
High-Vote Ordinary Shares	2.2(a)(iii)
IAC Competitive Conduct	6.1(1)
ICP Entity	2.5(a)(i)
Indemnification Cap	2.5(a)(i)
Indemnification Threshold	6.4(a)(ii)
Indemnified Party	6.2(c)
Indemnifying Party	6.2(c)
Investor	Preamble
Investor Losses	6.2(c)
Investors Agreement	2.6(a)
Investor’s Auditor	5.8

Defined Term	Section Defined In
Investor Indemnified Parties	6.2(a)
Investor Share Transactions	1.7
Intellectual Property	2.12
June Financial Statements	5.8
Key Employees	2.11
Knowledge of the Company	7.10
Liens	2.18
Losses	6.2(c)
Major Representations	6.1
Management Agreements	2.6(a)
Material Adverse Change	2.20(b)
Material Adverse Effect	2.1(a)
Material Contracts	2.14(c)
Material Contracts	Preamble
New Subsidiary	2.1(c)
New Subsidiary Articles	2.3(e)
Option	1.5
Option Agreement	1.5
Option Plan	2.2(d)
Order	2.5(f)
Ordinary Shares	2.2(a)(ii)
Permitted Liens	2.18
Person	2.2(d)
PFIC	5.5(d)
Preferred Shares	2.2(a)(i)
PRC	2.1(b)
PRC Entities	2.5(iv)
Proceeds Account	5.2
Qualifying Withdrawal	5.2
Related Agreements	2.6(a)
Related Party	2.15
Restated Articles	1.2(a)
Restated Memorandum	1.2(a)
Selling Shareholders	1.3(a)
Series A Preferred Shares	2.2(a)(i)
Series B Payment	1.2(b)
Series B Preferred Shares	2.2(a)(i)
Share Pledge Agreements	2.5(v)
Shareholder Payment	1.3(a)
Shareholder Shares	1.3(a)
SOX Requirements	5.6(c)
Structure Contracts	5.6(e)
Subsidiary	Preamble
Subsidiary Articles	2.1(b)
Survival Date	6.1
Tax	2.23
Taxes	2.23
Taxable	2.23
Tax Authority	2.23
Tax Returns	2.23
Transfer Agreement	1.2(d)
Travel Agency License	2.16
Warrant Agreement	1.4
Warrants	1.4
Web Sites	2.16
Zhi Qu Share Pledge Agreement	2.5(c)(v)

THIS TRANSACTION AGREEMENT (the “Agreement”) is made as of the 22nd day of July, 2004 (the “Closing Date”), by and among eLong, Inc., an exempted limited liability company under the laws of the Cayman Islands (the “Company”), eLongNet Information Technology (Beijing) Co., Ltd., a company organized under the laws of the People’s Republic of China (the “Subsidiary”), eLongNet Hi-Tech (Beijing) Co., Ltd., a company organized under the laws of the People’s Republic of China (the “New Subsidiary”), IACT Asia Pacific Limited, an exempted limited liability company organized under the laws of the Cayman Islands (the “Investor”), and InterActiveCorp, a Delaware corporation (the “Investor Parent”).

WHEREAS, the Company wishes to sell to the Investor, and the Investor wishes to purchase from the Company, certain securities of the Company, upon the terms and subject to the conditions set forth herein; and

WHEREAS, as an inducement and condition to the Investor entering into this Agreement, certain executive officers of the Company are entering into employment and non-competition agreements, effective as of the Closing (as herein after defined);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.    Closing; Issuance; Purchase; Exchange; Warrants; Option.

1.1    Closing.    The closing (the “Closing”) of the transactions contemplated by Sections 1.2 through 1.5 shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, effective at 10:00 A.M. (local time), on the Closing Date. All matters at the Closing shall be considered to take place and have taken place simultaneously. As used herein the term “Closing Date” shall mean the date which is the business day following satisfaction of the conditions set forth in Section 7.2.

1.2    Sale and Issuance of Series B Preferred Shares from the Company.    In connection with the execution and delivery of this Agreement, and in anticipation of the Closing, the Company is filing with the Registrar of Companies in the Cayman Islands the Amended and Restated Memorandum of Association in the form attached hereto as Exhibit A (the “Restated Memorandum”) and the Amended and Restated Articles of Association in the form attached hereto as Exhibit B (the “Restated Articles”). At and as part of the Closing, subject to the terms and conditions set forth herein:

(a) The Company shall issue to the Investor, and the Investor shall purchase and accept from the Company, 11,188,570 Series B Preferred Shares (as defined in Section 2.2 hereof), for an aggregate purchase price of US$58,690,062 (the “Series B Payment”).

(b) The Company shall deliver to the Investor one or more stock certificates representing all of the Series B Preferred Shares purchased by the Investor pursuant to Section 1.2(b) hereof.

(c)    The Investor shall pay (x) US$51,353,804 of the Series B Payment by wire transfer of immediately available funds to the account of the Company set forth on Schedule 1.2 hereto; and (y) US$7,336,258 of the Series B Payment by wire transfer of immediately available funds to the account of the Escrow Agent set forth in the Escrow Agreement to be part of the Escrow Deposit pursuant to the terms of the Escrow Agreement and the Transfer and Escrow Contribution Agreement (the “Transfer Agreement”) executed and delivered by the Selling Shareholders, the Company and the Investor on the date hereof.

1.3    Sale and Purchase of Ordinary Shares and/or Series A Preferred Shares from the Selling Shareholders.    At and as part of the Closing:

(a)    Each of the individuals or entities which is a “Selling Shareholder” under and as defined in the Transfer Agreement (the “Selling Shareholders”) will sell and transfer to the Company, and the Company will redeem, purchase and accept from each of the Selling Shareholders, that number of Series A Preferred Shares and/or Ordinary Shares (each as defined in Section 2.2 hereof) of the Company, as the case may be, as set forth opposite such Selling Shareholder’s name on Exhibit A to the Transfer Agreement (the “Shareholder Shares”) for an aggregate purchase price of US$29,345,029 (the “Shareholder Payment”), all as set forth in and pursuant to the Transfer Agreement.

(b)    The Company will pay US$26,410,527 of the Shareholder Payment by wire transfer of immediately available funds to the respective accounts of the Selling Shareholders pursuant to the Transfer Agreement. The remaining $2,934,502 of the Shareholder Payment shall be paid from the Escrow Deposit subject to the terms and conditions of this Agreement, the Escrow Agreement and the Transfer Agreement.

1.4    Warrant.    At and as part of the Closing, (i) the Company will deliver to the Investor a warrant to purchase certain securities of the Company, as evidenced by a warrant certificate in the form attached hereto as Exhibit C-1 (the “Warrant”), pursuant to the Warrant Agreement described in the succeeding clause (ii), and (ii) the Company and the Investor will execute and deliver a Warrant Agreement, dated as of the Closing Date, in the form attached hereto as Exhibit C-2 (the “Warrant Agreement”).

1.5    Option Grant.    At and as part of the Closing, the Company and the Investor will execute and deliver an Option Agreement (the “Option Agreement”) in the form attached hereto as Exhibit D, granting the Investor rights to acquire 711,429 Ordinary Shares of the Company pursuant to the terms thereof (the “Option”).

1.6    Additional Closing Obligations.

(a)    At the Closing the Investor, the Investor Parent and the Company shall execute and deliver those documents, instruments and agreements to which such party is a signatory and are set forth on Schedule 1.6(a).

(b)    The Company shall execute and deliver to the Investor a closing certificate in the form of Exhibit E.

1.7    Cash Reconciliation.

(a)    Following the Closing, the Company shall determine the amount of the Company’s “cash and cash equivalents” (as defined below) as of the Closing Date (“Closing Cash Statement”), which shall be so determined in accordance with U.S. GAAP consistently applied. The Company shall deliver the Closing Cash Statement to the Investor as soon as practicable after the Closing Date but in any event within thirty (30) days after the Closing Date. The Investor shall notify the Company of any objections to the Company’s calculations within the Closing Balance Sheet within thirty (30) days after the Investor receives the Closing Balance Sheet. If the Investor does not notify the Company of any such objections by the end of that thirty-day period, then the Closing Cash Statement shall be considered final on the last day of that thirty-day period. If the Investor does notify the Company of any such objections by the end of that thirty-day period, and the Investor and the Company are unable to resolve their differences within fifteen (15) days thereafter, then the disputed items on the Closing Cash

Statement shall be submitted to the Arbiter for resolution, and the Arbiter shall be instructed to deliver a final Closing Cash Statement, prepared in accordance with U.S. GAAP consistently applied, to the Investor and the Company as soon as possible (but in no event later than forty (40) days after the Closing Cash Statement was submitted to the Arbiter). As used above, the term “Arbiter” means a nationally (in the U.S.) recognized accounting firm mutually acceptable to the Company and the Investor; provided, however, that if the Company and the Investor are unable so to agree upon the Arbiter within thirty 30 days following the expiration of the fifteen (15) day period described above, then each of the Company and the Investor shall designate a nationally (in the U.S.) recognized accounting firm (provided neither party may designate the firm which serves as the primary audit firm for such party or its affiliates), and each of two such firms shall designate a third nationally (in the U.S.) recognized accounting firm (which third firm shall not be the firm which serves as the primary audit firm for such party or its affiliates), and such third firm shall constitute the Arbiter for purposes of this Section 1.7. The Investor shall pay 50% of the costs of the Arbiter, and the Company shall pay 50% of such costs. The final Closing Cash Statement as mutually agreed to by the Company and the Investor without submission thereof to the Arbiter or as finally determined by the Arbiter pursuant to this Section 1.7(a) shall be referred to herein as the “Final Closing Cash Statement.”

(b) If the “cash and cash equivalents” of the Company as of the Closing Date, as set forth on the Final Closing Cash Statement is (A) less than US$6,288,508 (the amount of such deficit being the “Cash Deficit”), then the Company shall pay the Investor (by wire transfer and in immediately available funds to the account of the Investor set forth on Schedule 1.2 hereto), 30% of the Cash Deficit, or (B) more than US$6,288,508 (the amount of such surplus being the “Cash Surplus”), then the Investor shall pay the Company (by wire transfer and in immediately available funds to the account of the Company set forth on Schedule 1.2 hereto), 30% of the Cash Surplus. In the case of each of the foregoing clauses (A) and (B), the required payment shall be made within ten (10) days of the date the Final Closing Cash Statement was agreed to or finalized pursuant to Section 1.7(a) hereof.

(c) For purposes of clarity, any payments due to the Company or the Investor pursuant to this Section 1.7: (i) shall be deemed an adjustment to the purchase price, (ii) shall be paid directly by the party from which payment is due and (iii) shall not be deemed to be indemnification payments nor in any way reduce or increase the aggregate amount of indemnification liability of the Company or the Investor under Section 6 hereof.

(d)    For purposes of this Section 1.7, “cash and cash equivalents” means (A) cash and (B) short-term, highly liquid investments (with original maturities (at time of purchase) of three months or less) that are both (x) readily convertible to known amounts of cash, and (y) so near their maturity that they present insignificant risk of changes in value because of changes in interest rates, provided that such term shall not include any cash or cash equivalents to the extent resulting from the Company’s breach of Section 2.19(c).

1.8    Investor Share Transactions.    The transactions and matters set forth in the preceding Sections 1.1 through 1.5, inclusive, are referred to herein as the “Investor Share Transactions.”

1.9    Escrow Agreement.    At the Closing, the Company, the Investor and the Bank of New York (or such other bank or escrow agent reasonably satisfactory to the Company and the Investor) (the “Escrow Agent”) shall enter into an Escrow Agreement (the “Escrow Agreement”) with terms substantially consistent with those in the form on Exhibit F. As used herein, the term “Escrow Deposit” shall mean the payments to be made by the Investor into escrow pursuant to clause (y) of Section 1.2(c), along with any payments to be made by the Investor into escrow pursuant to Section 3.4 of the Warrant Agreement (and along with any interest payable thereon and included within the escrow amount pursuant to the Escrow Agreement). The Escrow Deposit shall be deposited with the Escrow Agent pursuant to said Section 1.2(c) and said Section 3.4 as security for certain of the indemnity rights of the Investor Indemnified Parties under Section 6 hereof and under the Transfer Agreement, and the Escrow Agent shall hold, invest, disburse and otherwise deal with the Escrow Deposit pursuant to the terms and conditions set forth in the Escrow Agreement. In addition to the Escrow Deposit, the Escrow Agent shall hold the Escrow Warrant Shares (as defined in the Transfer Agreement) and the Force Majeure Escrow Deposit (as defined in the Warrant Agreement) in Escrow pursuant to the Escrow Agreement.

The Company and the Investor agree that they shall jointly direct the Escrow Agent to release to the Company the Escrow Deposit as follows: (a) on the date which is the one-year anniversary of the Closing Date, twenty-five percent (25%) of the then-current amounts in the Escrow Deposit shall be released and paid to the Company, provided that such 25% release and payment shall only be made to the extent it is in excess of any then outstanding and unpaid claims for indemnification made by the Investor against the Company pursuant to Section 6 hereof or against any Selling Shareholder pursuant to the Transfer Agreement, and (b) on the Survival Date, all remaining amounts in the Escrow Deposit shall be released and paid to the Company; provided however that no such release and payment as described in this clause (b) shall be made to the extent that the Escrow Deposit would, following such release and payment, be insufficient to satisfy any then-outstanding and unpaid claims for indemnification made by an Investor Indemnified Party against the Company pursuant to Section 6 hereof or against any Selling Shareholder pursuant to the Transfer Agreement. Subject to the foregoing, the Company and the Investor agree that they shall jointly direct the Escrow Agent to release to the Investor amounts in the Escrow Deposit needed to satisfy claims by the Investor Indemnified Parties pursuant to Section 6 hereof or against any Selling Shareholder pursuant to the Transfer Agreement. In addition, the Company and the Investor shall jointly direct the Escrow Agent to release to the Company the Escrow Warrant Shares redeemed by the Company as part of the Warrant Closing under the Transfer Agreement. The Company and the Investor agree that they shall issue “joint instructions,” and take any other such actions, as may reasonably be required by the Escrow Agent or otherwise under the Escrow Agreement in order to effect the foregoing releases and payments.

2.    Representations and Warranties of the Company.    The Company, the Subsidiary and the New Subsidiary each hereby represents and warrants to the Investor and the Investor Parent that, except as set forth on the disclosure schedule of even date herewith (the “Disclosure Schedule”) furnished to the Investor (it being understood and agreed by the parties hereto that any disclosure in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent that either (a) there is a cross-reference to such other sections or subsections accompanying such first disclosure, or (b) such disclosure’s applicability to such other sections or subsections is reasonably apparent on its face), effective upon the date of this Agreement:

2.1    Organization, Good Standing and Qualification.

(a)    The Company is an exempted limited liability company duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), operations, results of operations, business, assets, liabilities (contingent or otherwise), capital or prospects of the Company, the Subsidiary, the New Subsidiary (as defined below) and the PRC Entities (as defined in Section 2.5 hereof), taken as a whole (a “Material Adverse Effect”). True and complete copies of the articles of association and memorandum of association of the Company prior to and without giving effect to the Restated Memorandum or the Restated Articles are attached to Schedule 2.1 of the Disclosure Schedule (the “Current Articles and Memorandum”).

(b)    The Subsidiary is a wholly-owned subsidiary of the Company and is duly established and validly existing under the laws of the People’s Republic of China (“PRC”) and has all requisite corporate power and authority to carry on its business as now conducted. The Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect. True and complete copies of the articles of association, as amended and restated, of the Subsidiary (the “Subsidiary Articles”) have been made available by the Company to the Investor. True and complete copies of all shareholder consents and board of directors resolutions of the Subsidiary have been made available by the Company to the Investor.

(c)    The New Subsidiary is a wholly-owned subsidiary of the Company and is duly established and validly existing under the laws of the PRC and has all requisite corporate power and authority to carry on its business as now conducted. The Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect. True and complete copies of the articles of association of the New Subsidiary (the “New Subsidiary Articles”) have been made available by the Company to the Investor. True and complete copies of all shareholder consents and board of directors resolutions of the New Subsidiary have been made available by the Company to the Investor.

2.2    Capitalization and Voting Rights of the Company.

(a)    The authorized capital of the Company will consist of, after giving effect to the Restated Articles and the Restated Memorandum:

(i)    Preferred Shares.    Sixty-Five Million (65,000,000) Preferred Shares, par value $0.01 (the “Preferred Shares”), (x) Ten Million (10,000,000) of which have been designated Series A Preferred Shares (the “Series A Preferred Shares”), of which Nine Million Seven Hundred Eighty-Seven Thousand Four Hundred Ninety-Four (9,787,494) are issued and outstanding upon the date hereof and (y) Fifty Million (50,000,000) of which have been designated Series B Preferred Shares (the “Series B Preferred Shares”), none of which are issued and outstanding upon the date hereof. The rights, privileges and preferences of the Series A Preferred Shares and Series B Preferred Shares will be, upon the Closing, as stated in the Restated Memorandum and the Restated Articles.

(ii)    Ordinary Shares.    One Hundred Fifty Million (150,000,000) Ordinary Shares, par value $0.01 (the “Ordinary Shares”), of which Sixteen Million Seven Hundred Eighty Seven 16,787,506 Twenty Million (20,000,000) shares are issued and outstanding upon the date hereof.

(iii)    High-Vote Ordinary Shares.    Fifty Million (50,000,000) High-Vote Ordinary Shares, par value $0.01 (the “High-Vote Ordinary Shares”), none of which are issued and outstanding upon the date hereof.

(b)    The record ownership of the outstanding securities of the Company is held by the security holders in the numbers specified in Schedule 2.2(b) of the Disclosure Schedule.

(c)    Except as set forth on Schedule 2.2(c), the outstanding capital shares of the Company are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with all applicable securities laws, rules and regulations, or pursuant to valid exemptions therefrom.

(d)    Except as set forth on Schedule 2.2(d): (1) except for (i) the conversion privileges of the Series A Preferred Shares, (ii) currently outstanding options to purchase Five Million Four Hundred Sixty Two Thousand Four Hundred Seventeen (5,462,417) Ordinary Shares granted to employees and other service providers pursuant to the Company’s Option Plan (the “Option Plan”), (iii) currently outstanding options to purchase One Million Six Hundred Sixty Thousand (1,660,000) Ordinary Shares granted to employees and other service providers pursuant to the Company’s Stock and Annual Incentive Plan (the “2004 Option Plan”), (iv) currently outstanding warrants to purchase Five Hundred Thousand Fifty (550,000) Ordinary Shares, and (iv) the Investor Share Transactions contemplated by this Agreement, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of its capital shares, and (2) the Company is not a party or subject to any agreement, and to the Company’s knowledge there is no agreement or understanding between any Persons (as defined herein), which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society, governmental body or entity, or other enterprise, association, organization or entity.

(e)    Schedule 2.2(e) sets forth a complete list of each security of the Company owned by any officer or director of the Company, the Subsidiary, the New Subsidiary, or any PRC Entity, or, to the Company’s knowledge by any affiliate or any member of the immediate family of any such individual, together with a description of the material terms of the vesting provisions and the rights of first refusal and rights of repurchase applicable to each such security. Except as set forth in Schedule 2.2(e), no share plan, share purchase, share option or other agreement between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement as the result of the occurrence of any event, other than the passage of time.

2.3    Capitalization and Voting Rights of the Subsidiary and the New Subsidiary.

(a)    The registered capital of the Subsidiary totals US$10,000,000 (the “Equity”). The rights and privileges of the Equity are as stated in the Subsidiary Articles, and as otherwise provided by applicable laws.

(b)    The Subsidiary is wholly owned by the Company. The Company is the sole legal and beneficial owner of the entire issued share capital of the Subsidiary, there being no other share or loan capital in the Subsidiary or any share or loan capital under option (actual, contingent or otherwise) to purchase or subscribe.

(c)    The Equity is all duly and validly authorized and issued and fully paid, and was issued in accordance with all applicable securities laws, rules and regulations, or pursuant to valid exemptions therefrom.

(d)    Neither the Subsidiary nor the Company is a party or subject to any agreement or understanding, and, to the Company’s knowledge there is no agreement or understanding between any Persons, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Subsidiary.

(e)    The registered capital of the New Subsidiary totals US$1,000,000 (the “New Subsidiary Equity”). The rights and privileges of the New Subsidiary Equity are as stated in the New Subsidiary Articles, and as otherwise provided by applicable laws.

(f)    The New Subsidiary is wholly owned by the Company. The Company is the sole legal and beneficial owner of the entire issued share capital of the New Subsidiary, there being no other share or loan capital in the Subsidiary or any share or loan capital under option (actual, contingent or otherwise) to purchase or subscribe.

(g)    The New Subsidiary Equity is all duly and validly authorized and issued and (except as set forth on Schedule 2.3) fully paid, and was issued in accordance with all applicable securities laws, rules and regulations, or pursuant to valid exemptions therefrom.

(h)    Neither the New Subsidiary nor the Company is a party or subject to any agreement or understanding, and, to the Company’s knowledge there is no agreement or understanding between any Persons, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the New Subsidiary.

2.4    Subsidiaries.    Other than the Subsidiary, the New Subsidiary and the PRC Entities, the Company does not own or control, directly or indirectly, any interest in any other Person (excluding passive, indirect interests of a de minimis amount held through money market funds or similar accounts). None of the Company, the Subsidiary or the New Subsidiary is a participant in any joint venture, partnership, or similar arrangement involving the sharing of profits or losses, other than with respect to the PRC Entities.

2.5    Organization of PRC Entities.

(a)    (i)    Beijing eLong Information Technology Co., Ltd. (the “ICP Entity”) is a limited liability company duly established and validly existing under the laws of the PRC and has all requisite corporate power and authority to carry on its business as now conducted. The ICP Entity is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

(ii)    Beijing Asia Media Interactive Co., Ltd. (“Asia Interactive”) is a limited liability company duly established and validly existing under the laws of the PRC and has all requisite corporate power and authority to carry on its business as now conducted. Asia Interactive is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

(iii)    Beijing eLong Airline Services Co., Ltd. (“eLong Airline”) is a limited liability company duly established and validly existing under the laws of the PRC and has all requisite corporate power and authority to carry on its business as now conducted. eLong Airline is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

(iv)    Jiangsu General Chinese Hotel Reservation Network Co. Ltd. (“GCH” and, together with the ICP Entity, Asia Interactive, eLong Airline, the “PRC Entities”) is a limited liability company duly established and validly existing under the laws of the PRC and has all requisite corporate power and authority to carry on its business as now conducted. GCH is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

(b)    True and complete copies of the articles of association of each of the PRC Entities, each as in effect on the date hereof, have been made available by the Company to the Investors. True and complete copies of all shareholder consents of each of the PRC Entities have been made available by the Company to the Investor. Each of the PRC Entities has a General Manager. True and complete copies of the business licenses for each of the PRC Entities have been made available by the Company to the Investor.

(c)    (i)    The registered capital of the ICP Entity is RMB 16,000,000, which has been fully paid and is non-assessable, and all of which is pledged to the Subsidiary pursuant to the Founder Share Pledge Agreement and the Zhi Qu Share Pledge Agreement. Justin Yue Tang, an individual domiciled in the PRC (the “Founder”) and Julia Zhi Qu, respectively, hold 75% and 25%, of the equity interests in the ICP Entity, subject to such pledges.

(ii)    The registered capital of Asia Interactive is RMB 8,000,000, which has been fully paid and is non-assessable, and all of which is pledged to the Subsidiary pursuant to the Founder Share Pledge Agreement and the Zhi Qu Share Pledge Agreement. The Founder and Julia Zhi Qu, respectively, hold 75% and 25% of the equity interests in Asia Interactive, subject to such pledges.

(iii)    The registered capital of eLong Airline is RMB 8,000,000, which has been fully paid and is non-assessable and all of which is pledged to the Subsidiary pursuant to the eLong Airline Pledge Agreement. The ICP Entity and Asia Interactive hold 80% and 20%, respectively, of the equity interests in eLong Airline, subject to such pledges.

(iv)    The equity interests of each of the PRC Entities were duly and validly issued and were issued in accordance with all applicable securities laws, rules and regulations or pursuant to exemptions therefrom. Except for the Share Pledge Agreements or as otherwise set forth in Schedule 2.5(c), the equity interests in each of the PRC Entities are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the laws of the PRC, the articles of association or any contract to which any of the PRC Entities is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of any of the PRC Entities having the right to vote (or convertible) into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests of any PRC Entity may vote. Except as set forth in the Disclosure Schedule or in this section, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any of the equity interests to which any PRC Entity is a party or is otherwise bound.

(v)    The Founder has executed two share pledge agreements by and between the Founder and the Subsidiary dated March 5, 2004 and amended as of the date hereof (the “Founder Share Pledge Agreement”) that irrevocably pledge the ownership of his entire interest in Asia Interactive and the ICP Entity, respectively, to the Subsidiary. Julia Zhi Qu has executed two share pledge agreements by and between Julia Zhi Qu and the Subsidiary dated March 5, 2004 and amended as of the date hereof (the “Zhi Qu Share Pledge Agreement”) that irrevocably pledges the ownership of her entire interest in Asia Interactive and the ICP Entity, respectively, to the Subsidiary. The Subsidiary and eLong Airline entered into a Technical Consulting and Services Agreement on August 22, 2003 and amended as of the date hereof whereby the Subsidiary agreed to provide services to eLong Airline on a fee-charging basis. As security for the fees payable to the Subsidiary under such agreement, each of Asia Interactive and the ICP Entity executed a Share Pledge Agreement in favor of the Subsidiary dated August 22, 2003 and amended as of the date hereof and a Supplementary Equity Interests Pledge Agreement in favor of the Subsidiary dated March 5, 2004 (collectively the “eLong Airline Pledge Agreement”) to pledge its entire interest in eLong Airline to the Subsidiary. The eLong Airline Pledge Agreement, the Founder Share Pledge Agreement and the Zhi Qu Share Pledge Agreement shall collectively be called the “Share Pledge Agreements”.

(vi)    True and complete copies of the Share Pledge Agreements have been made available by the Company to the Investor. Each Share Pledge Agreement is a valid, legal and binding obligation, enforceable against each of the parties thereto in accordance with the terms thereof, and no party thereto is in breach of any obligations thereunder, subject to any amendment, modification or termination resulting from the Structure Contracts.

(d)    Section 2.5(d) of the Disclosure Schedule sets forth a true and complete list of all direct and indirect subsidiaries of each of the PRC Entities, including details such as its name, type of entity, the jurisdiction and date of its organization and its registered capital, the number and type of its issued and outstanding shares or similar ownership interests and the current ownership of such shares or similar ownership interests.

(e)    Other than the subsidiaries of each of the PRC Entities listed in Section 2.5(d) of the Disclosure Schedule, there are no other corporations, partnerships, joint ventures, associations, entities or other Persons in which any of the PRC Entities owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same (excluding passive, indirect interests of a de minimis amount held through money market funds or similar accounts).

(f)    There are no options, warrants, convertible securities, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the equity interests of any subsidiary of any of the PRC Entities or obligating any of the PRC Entities to issue or sell any portion of the equity interests of, or any other interest in, any such subsidiary.

(g)    There is no order, writ, injunction, judgment or decree of any court or government agency or instrumentality (an “Order”) calling for the winding up of any of the PRC Entities, and no PRC Entity has itself passed any resolution calling for such a winding up. None of the PRC Entities is insolvent or unable to pay its debts.

2.6    Authorization.

(a)    All corporate action on the part of the Company and its officers, directors, shareholders and affiliates, and all shareholder action, on the part of the Company’s shareholders, necessary for the authorization, execution and delivery of this Agreement and the Related Agreements (as defined below), the performance of all obligations of the Company hereunder and thereunder, including without limitation the Investor Share Transactions and the authorization, issuance (or reservation for issuance), sale and delivery of the Series B Preferred Shares being sold hereunder and the Conversion Shares (as defined below) has been taken. This Agreement constitutes and the Related Agreements will constitute (upon execution and delivery at the Closing) valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by principles of equity, whether considered in a proceeding in equity or at law, and (c) to the extent the indemnification provisions contained in the Investors Agreement may be limited by applicable foreign, United States or state securities laws. The “Conversion Shares” are the shares of Series B Preferred Shares, Ordinary Shares and High Vote Ordinary Shares, as applicable, which the Series B Preferred Shares, Warrants and Option are convertible into. “Related Agreements” means the Escrow Agreement, the Warrant, the Warrant Agreement, the Option Agreement, the Transfer Agreement, the employment agreements in the forms attached hereto as Exhibit G by and between the Company and each of the employees thereof (collectively, the “Management Agreements”), and the Investors Agreement in the form attached hereto as Exhibit H (the “Investors Agreement”).

(b)    All corporate action on the part of the Subsidiary and its officers, directors, shareholders and affiliates, and all shareholder action, on the part of the Subsidiary’s shareholder, necessary for the authorization, execution and delivery of this Agreement and any Related Agreements to which it is or will be a party, and the performance of all obligations of the Subsidiary hereunder and thereunder has been taken. This Agreement and such Related Agreements constitute or will upon execution constitute valid and legally binding obligations of the Subsidiary, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by principles of equity, whether considered in a proceeding in equity or at law.

(c)    All corporate action on the part of the New Subsidiary and its officers, directors, shareholders and affiliates, and all shareholder action, on the part of the New Subsidiary’s shareholder, necessary for the authorization, execution and delivery of this Agreement and any Related Agreements to which it is or will be a party, and the performance of all obligations of the Subsidiary hereunder and thereunder has been taken. This Agreement and such Related Agreements constitute or will upon execution constitute valid and legally binding obligations of the New Subsidiary, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by principles of equity, whether considered in a proceeding in equity or at law.

(d)    All corporate action on the part of each of the Company, the Subsidiary, the New Subsidiary, and/or the PRC Entities and its officers, directors, shareholders and affiliates, and all shareholder action, on the part of the such entities shareholders, necessary for the authorization, execution and delivery of the Structure Contracts to which it is or will be a party, and the performance of all obligations of such entity thereunder has been taken. Each such Structure Contract constitutes or will upon execution constitute valid and legally binding obligations of such entity, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by principles of equity, whether considered in a proceeding in equity or at law.

2.7    Valid Issuance of Warrants, Option, Preferred and Conversion Shares.    Each of the Warrants, Option and the Series B Preferred Shares to be purchased hereunder by the Investor at the Closing, will at the Closing be duly and validly issued, fully paid (assuming full receipt of the consideration therefor), and nonassessable, will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Related Agreements or applicable laws. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, the Warrant and the other Investor Share Transactions, as applicable, will be duly and validly issued, fully paid (assuming full receipt of the consideration therefor), and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Related Agreements or applicable laws.

2.8    Governmental Consents.    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any United States, local or foreign governmental authority on the part of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities is required in connection with the consummation of the transactions contemplated by this Agreement, other than the matters which are subject to the Company’s covenants under Section 5 of this Agreement or which are conditions to Closing under Section 7, except where the failure to obtain such consent, approval, or authorization, or to make or file such registration, qualification, designation, declaration or filing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.9    Offering.    Subject in part to the truth and accuracy of the Investor’s representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Series B Preferred Shares the Option and the Warrants as contemplated by this Agreement are exempt from the registration requirements of any applicable foreign or United States securities laws.

2.10    Litigation; Compliance with Law.

(a)    Except as set forth in Section 2.10 of the Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, threatened in writing against the Company, the Subsidiary, the New Subsidiary, any of the PRC Entities or, to the extent related to the Business, the Founder, including without limitation any such action, suit, proceeding or investigation involving the prior employment of any of the Company’s, the Subsidiary’s, the New Subsidiary’s or any of the PRC Entities’ employees, and either (a) such former employees’ use in connection with the Company’s, the Subsidiary’s, the New Subsidiary’s or any of the PRC Entities’ businesses of any information or techniques allegedly proprietary to any of their former employers, or (b) such former employees’ obligations under any agreements with prior employers. None of the Company, the Subsidiary, the New Subsidiary, or the PRC Entities is a party or subject to the provisions of any Order. There is no action, suit, proceeding or investigation that the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities currently proposes to be asserted against any other Person.

(b) The conduct of the businesses of each of the Company, the Subsidiary, the New Subsidiary and the PRC Entities, individually and taken as a whole (the businesses taken as a whole being, and as currently conducted, the “Business”), complies and has since January 1, 2002 complied with all laws and legal requirements applicable thereto (including, without limitation, those relating to telecommunications, internet content provision, call-center, advertising and air-ticketing businesses) except for such failures to comply as, individually or in the aggregate, have not had or would reasonably be expected to have a Material Adverse Effect. None of the Company, the Subsidiary, the New Subsidiary and the PRC Entities has since January 1, 2002 received notice of any alleged violation of any material legal requirements from any governmental entity applicable to the Business or to their respective business, properties or assets. In addition and not in limitation of the foregoing, except as set forth on Schedule 2.10(b) of the Disclosure Schedule, none of the Company, the Subsidiary, the New Subsidiary or the PRC Entities (or any directors, officers, employees, consultants or agents thereof) has, directly or indirectly, paid or delivered (or offered to pay or deliver) any fee, commission or other sum of money or item of property, however characterized, to any government official or other governmental party, in the PRC or any other country, that is in any manner related to the Business and that was illegal under any applicable statutes, laws, regulations, ordinances, rules, judgments, orders or decrees of any governmental entity (including the FCPA Rules (as defined in Section 5.3 hereof), but only to the extent that the Company, the Subsidiary, the New Subsidiary and the PRC Entities as the case may be, were subject to such FCPA Rules with respect to such actions). As of Closing, the Company is not engaging in any conduct which is prohibited under the FCPA Rules fully as if the Company were subject to such Rules at Closing.

2.11    Employment Agreements; Key Employees.    Except as set forth on Section 2.11 of the Disclosure Schedule each present and former employee and officer of the Company, the Subsidiary, the New Subsidiary and the PRC Entities has executed an employment agreement in substantially the forms provided to the Investor and identified on Schedule 2.11 (excluding departures from such forms which do not result in any material increase in any liability of the Company or grants a material right assertable against the Company, as compared with such respective forms) (the “Employment Agreements”)). To the Company’s knowledge, none of the Company’s, the Subsidiary’s, the New Subsidiary’s or any PRC Entity’s current or former employees, officers or consultants are in violation of such agreements. Section 2.11 of the Disclosure Schedule lists all employees whose individual continued services are material, in the Company’s reasonable judgment, to the operation of the Business (the “Key Employees”) as well as any employee paid more than $50,000 per year in salary. To the Company’s knowledge, none of the Key Employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Order, that would interfere with the performance of such employee’s employment duties and responsibilities to the Company, the Subsidiary, the New Subsidiary or the PRC Entities, as the case may be. Neither the execution nor delivery of this Agreement or the Related Agreements, nor the operation of the Business, to the Company’s knowledge conflicts with or results in a breach of the terms, conditions or provisions of, or constitutes a default under, any contract, covenant or instrument under which any of such Key Employees is now obligated. Except as set forth on Schedule 2.11, neither the Company, the Subsidiary, the New Subsidiary nor any of the PRC Entities (a) has agreed to make (or accelerate) any payments (in cash or in-kind) or other benefits to an employee or any other Person upon a merger, sale of substantially all assets or other change in control, or (b) is required to make any loans or advances to any employee, other than ordinary advances for travel expenses.

2.12    Intellectual Property.    Except as set forth on Section 2.12 of the Disclosure Schedule, the Company, the Subsidiary, the New Subsidiary and/or the PRC Entities have sufficient title and ownership of or licenses to, or can obtain on commercially reasonable terms, all valid patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, information, proprietary rights and processes (the “Intellectual Property”) necessary for the Business without, to the Company’s knowledge with respect to patents, trademarks, service marks and trade names only (but without having conducted any special investigation or patent or trademark search), any violation or infringement of, or other conflict with, the rights of others. Section 2.12 of the Disclosure Schedule contains a complete list of patents and pending patent applications and registrations and applications for trademarks, copyrights and domain names of, or exclusively licensed to, the Company, the Subsidiary, the New Subsidiary or the PRC Entities. None of the Company, the Subsidiary, the New Subsidiary, any of the PRC Entities or the Founder has received any written notice alleging that the Company, the Subsidiary, the New Subsidiary, any of the PRC Entities or the Founder has violated or, by conducting the Business, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person. To the Company’s knowledge it has not used, in the operation of the Business, any inventions of any of the Company’s, the Subsidiary’s, the New Subsidiary’s or any of the PRC Entities’ employees (or people the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities currently intend to hire) made prior to or outside the scope of their employment by the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities (except to the extent that any such use was authorized or fully allowable under applicable laws).

2.13    Compliance with Other Instruments.    The Company is not in violation or default with or without the passage of time and giving of notice of any provision of (i) its Current Articles and Memorandum, or (ii) any Order to which it is a party or by which it is bound, which, with respect to this clause (ii), default or violation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Subsidiary is not in violation or default of any provision of (i) its Subsidiary Articles, or (ii) any Order to which it is a party or by which it is bound, which, with respect to this clause (ii), default or violation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The New Subsidiary is not in violation or default of any provision of (i) its New Subsidiary Articles, or (ii) any Order to which it is a party or by which it is bound, which, with respect to this clause (ii), default or violation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the PRC Entities is not in violation or default of any provision of (i) its articles of association, as amended and restated, or (ii) any Order to which it is a party or by which it is bound, which, with respect to this clause (ii), default or violation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision or Order.

2.14    Agreements and Actions.

(a)    Except as set forth on Section 2.14 of the Disclosure Schedule, and except for this Agreement, the Related Agreements, the Employment Agreements, the Structure Contracts, and any other agreements explicitly contemplated hereby or thereby, there are no agreements or contracts, whether written or oral currently existing (“Contracts”) to which the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities is a party or by which such party is bound pursuant to which the Company, the Subsidiary, the New Subsidiary or such PRC Entity, as the case may be:

(i)    is required by its terms to make payments to any other party thereto in excess of US$100,000 per annum;

(ii)    has granted rights to develop, manufacture, produce, assemble, license, market, or sell their respective products to any other Person, or has agreed to materially restrict the development, manufacture, production, assembly, licensure, marketing or sale of the Company’s, the Subsidiary’s, the New Subsidiary’s or any of the PRC Entities’ products or services;

(iii)    has incurred any indebtedness for money borrowed individually in excess of US$50,000 or, in the case of indebtedness individually less than US$50,000, in excess of US$100,000 in the aggregate (or has guaranteed any such indebtedness of a third party);

(iv)    has granted or agreed to grant any registration rights, including piggyback rights, to any person or entity;

(v)    has agreed to make (or accelerate) any payments (in cash or in-kind) or other benefits to an employee or any other Person upon a merger, sale or other change in control;

(vi)    is required to make any loans or advances to any person, other than ordinary advances for travel expenses;

(vii)    has sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business, or which otherwise relates to (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities is disposed of, or (b) the liquidation, dissolution or winding up of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities;

(viii)    any license of any Intellectual Property to or from the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities (other than the license to the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities of standard, generally commercially available, “off-the-shelf” third party products);

(ix)    indemnification by the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities with respect to infringements of proprietary rights.

For the purposes of this subsection (a), all Contracts involving the same Person (including Person the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of this subsection.

(b)    None of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities has declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital shares.

For purposes of this Section 2.14(a), with respect to any Contract for which payments are to be made in any currency other than US dollars, then the US dollar references above in this Section 2.14(a) shall be to be such currency, based on prevailing exchange rates on the date hereof.

(c)    All of the Contracts which are required under Section 2.14 to be listed on Schedule 2.14 are referred to as the “Material Contracts.” Each such Material Contract will be in full force and effect immediately following the Closing and represents the valid and binding obligation of the Company, the Subsidiary, the New Subsidiary or the PRC Entities, as applicable, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. With respect to each Material Contract, each of the Company, the Subsidiary, the New Subsidiary or the PRC Entities, as applicable, and, to the knowledge of the Company, the other party or parties thereto, has full corporate power and authority to enter into and perform its obligations under such Material Contract, and has performed in all material respects all obligations required to be performed by it thereunder through the Closing Date, and the Company, the Subsidiary, the New Subsidiary or the PRC Entities, as applicable, is not in default with or without the passage of time and the giving of notice under any such Material Contract (other than a default under any Material Contract which does materially impair the operation of the Business and which will not result in material liability to the Company).

2.15    Related-Party Transactions.    Except pursuant to this Agreement, the Related Agreements, and any other agreements explicitly contemplated hereby or thereby, including without limitation, the Structure Contracts, the Employment Agreements and any other Contracts entered into by the Company, the Subsidiary or the New Subsidiary which are set forth on the Schedule 2.15: (a) there are no Contracts, to which the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities is a party or by which such party is bound and which has been entered into with an officer, director or record shareholder of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities (a “Related Party”) in excess of $5,000 individually or $25,000 in the aggregate with respect to all such Contracts, and (b) neither the Company, the Subsidiary, the New Subsidiary nor any of the PRC Entities are indebted to (or guarantors of any third party indebtedness of), or are the payees or beneficiaries of indebtedness of, any Related Party in excess of $5,000 individually or $25,000 in the aggregate with respect to all such Contracts, or, to the Company’s knowledge: (1) any member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such

Related Party is an officer, director or partner, or (2) any entity in which such Related Party has significant ownership interests or otherwise controls; excluding, however (in the case of each of the foregoing clauses (a) and (b): (i) payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, the Subsidiary, the New Subsidiary or any PRC Entity, and (iii) other standard employee benefits made generally available to all employees (including stock option or similar agreements outstanding under any stock option or similar plan approved by the Company’s Board of Directors (the “Board of Directors”) and share purchase agreements approved by the Board of Directors). To the Company’s knowledge, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which the Company, the Subsidiary, the New Subsidiary or any PRC Entity has a material business relationship, or in any firm or corporation that competes with the Company, the Subsidiary, the New Subsidiary or any PRC Entity, excluding direct or indirect ownership of shares in publicly traded companies. No Related Party or to the knowledge of the Company, any member of their immediate family has a direct or indirect interest in any material Contract with the Company, except as disclosed on Schedule 2.15.

2.16    Permits.    Except as set forth in the Disclosure Schedule, each of the Company, the Subsidiary, the New Subsidiary and the PRC Entities has all franchises, permits, licenses, and any similar authority necessary for the conduct of the Business (and has all corporate power and authority to hold the same), the lack of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In connection with the operation of the Company’s web sites (the “Web Sites”), the ICP Entity has duly obtained an Internet Information Services License issued by the Beijing Communications Administrative Bureau (“BJCAB”) which authorizes the ICP Entity to provide internet content provisions services and such license is in full force and effect. In connection with the provision of call center services, the ICP Entity has duly obtained a value-added telecommunications operating permit issued by the BJCAB that authorizes the ICP Entity to provide such services and such permit is in full force and effect. In connection with the provision of mobile SMS services, the ICP Entity has duly obtained a value-added telecommunications permit issued by the BJCAB which authorizes the ICP Entity to provide such services and such permit is in full force and effect. In connection with the sale of advertising on the Web Sites, Asia Interactive has duly obtained an Advertising License issued by the State Administration for Industry and Commerce and such license is in full force and effect. In connection with the air-ticketing services, eLong Airline has duly obtained an air-ticketing license from the Civil Air Administration of China to provide such services and such license is in full force and effect. Except as set as set forth on Schedule 2.16, none of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities is in default in any material respect under any of such franchises, permits, licenses, or other similar authority. None of the Company, the Subsidiary, the New Subsidiary or the PRC Entities has a PRC travel agency business operation license (a “Travel Agency License”) issued by the relevant office of the travel administration authority of the PRC, such license is not necessary for the conduct of the Business, and the lack thereof is not reasonably expected to have a Material Adverse Effect.

2.17    Environmental and Safety Laws.    To the Company’s knowledge, none of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities’ is in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the Company’s knowledge, no material expenditures are required in order to comply with any such existing statute, law or regulation.

2.18    Title to Property and Assets.    Each of the Company, the Subsidiary, the New Subsidiary and the PRC Entities has good and marketable title to its owned property and assets, and valid leasehold interests with respect to the property and assets it leases, in each case free and clear of all mortgages, liens, charges and encumbrances (“Liens”), except for such Liens that (a) arise under the Share Pledge Agreements or under this Agreement, the Related

Agreements or the Structure Contracts; or (b) arise in the ordinary course of the Business and do not materially impair the ownership or use of such property or assets by the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities, as the case may be (“Permitted Liens”). With respect to the property and assets it leases, each of the Company, the Subsidiary, the New Subsidiary and the PRC Entities is in material compliance with such leases and holds a valid leasehold interest free and clear of any Liens other than Permitted Liens. None of the Company, the Subsidiary, or the New Subsidiary owns or currently holds any right, by Contract or otherwise, to acquire ownership of any real property. None of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities currently holds a leasehold interest in, or any right, by Contract or otherwise, to acquire a real estate leasehold interest in, real property located in the United States. The consummation of the Investor Share Transactions and the consummation of the Structure Contracts will not result in the creation of any Lien upon any assets of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Business, the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities.

2.19    Financial Statements; Payables/Receivables.

(a)    The Company has delivered to the Investor its audited consolidated financial statements (balance sheet and income and cash flow statements, including notes thereto) at December 31, 2003 (the “Financial Statement Date”) and for the fiscal year then ended, and its unaudited consolidated financial statements (balance sheet and income statement) as at and for the three-month period ended March 31, 2004 (the “Financial Statements”). The Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited consolidated Financial Statements may not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. The Company maintains, for its consolidated group financial statements, a standard system of accounting established and administered in accordance with U.S. GAAP.

(b)    Copies of the audited financial statements of the Subsidiary and each PRC Entity, in each case as of and for the years ended December 31, 2004, 2003 and 2002, have been provided to the Investor. Each of such financial statements (which includes a balance sheet and income and cash flow statements, including the footnotes thereto) have been prepared in accordance with general accepted accounting principles as applied in the PRC on a consistent basis. Each of such financial statements fairly present in all material respects the financial condition and operating results of the respective entity as of the dates, and for the periods, indicated therein.

(c)    Since the Financial Statement Date, the receivables and payables of the Company, the Subsidiary, the New Subsidiary and each PRC Entity have been managed in the ordinary course of the Business consistent with past practice prior to such date, with no unusual extensions of credit or time for payment or acceleration of collection outside of the ordinary course of the Business prior to such date.

2.20    Changes.

(a)    Since the Financial Statement Date, except as contemplated by this Agreement, the Related Agreements or the Structure Contracts, or as otherwise set forth on Section 2.20(a) there has not been:

(i)    any change in the assets, liabilities, financial condition or operating results of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities from that reflected in the Financial Statements, except changes in the ordinary course of the Business that have not been, in the aggregate, resulted in a Material Adverse Effect;

(ii)    any damage, destruction or loss, whether or not covered by insurance, resulting in a Material Adverse Effect;

(iii)    any waiver by the Company, by the Subsidiary, by the New Subsidiary or by any of the PRC Entities of a material right or of a material debt owed to it;

(iv)    any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities, except in the ordinary course of the Business and that that have not, in the aggregate, resulted in a Material Adverse Effect;

(v)    any material change or amendment to any Contract disclosed pursuant to Section 2.14;

(vi)    any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(vii)    any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(viii)    any resignation or termination of employment of any Key Employee of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities; and to the Company’s knowledge there is no impending resignation or termination of employment of any such Key Employee;

(ix)    receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company, by the Subsidiary, by the New Subsidiary or by any of the PRC Entities;

(x)    any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, the Subsidiary, the New Subsidiary or by any of the PRC Entities, with respect to any of their respective material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s, the Subsidiary’s, the New Subsidiary’s or any of the PRC Entities’ ownership or use of such property or assets and purchase money mortgages and leased equipment;

(xi)    any loans or guarantees made by the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities to or for the benefit of their respective employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(xii)    any declaration, setting aside or payment or other distribution in respect of any of the Company’s, the Subsidiary’s, the New Subsidiary’s or any of the PRC Entities’ capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company, by the Subsidiary, by the New Subsidiary or by any PRC Entity;

(xiii)    to the Company’s knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities (as such businesses are currently conducted and are proposed to be conducted);

(xiv)    any incurrence by the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities of any capital expenditure or any capital commitment in excess of US$100,000;

(xv)    change by the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities in accounting methods, principles or practice; or

(xvi)    any agreement or commitment by the Company to do any of the things described in this Section 2.20.

(b)    Since the Financial Statement Date there has not been a Material Adverse Change. “Material Adverse Change” means any event, change, occurrence, development, condition, circumstance or effect that, alone or in combination, does or could reasonably be expected to (i) materially and adversely affect the condition (financial or otherwise), operations, results of operations, business, assets, liabilities (contingent or otherwise), capital or prospects of the Company, the Subsidiary, the New Subsidiary or the PRC Entities, considered on a consolidated basis; (ii) impair or prevent the Company, the Subsidiary the New Subsidiary, or the PRC Entities from carrying on the Business or their respective businesses in the ordinary course and consistent with past practice in a manner that is materially adverse to the Company, the Subsidiary, the New Subsidiary or the PRC Entities; or (iii) impair, prevent or constrain the Company from performing its obligations under this Agreement or any Related Agreement, or consummating the transactions contemplated hereby or thereby; provided that, for the purposes of clause (i) any effect demonstrably and primarily caused by changes affecting general, worldwide economic or capital market conditions that do not and are not reasonably expected to disproportionately affect the Company, the Subsidiary, the New Subsidiary or the PRC Entities shall not be deemed to constitute or be taken into account in determining whether there is a Material Adverse Change.

2.21    Employee Benefit Plans and Employee Agreements.

(a)    Schedule 2.21 of the Disclosure Schedule contains a list of all benefit plans, benefit programs, insurance arrangements, share purchase, share option or other equity plans, fringe benefits, perquisites and any superannuation fund, retirement benefit or other pension schemes or arrangements that the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities maintain, sponsor or contribute to and that benefit any current or former employee, officer, director or consultant of the Company, the Subsidiary, the New Subsidiary or any PRC Entity (each, a “Benefit Plan”).

(b)    The Company has furnished the Investor with a true and complete copy of each Benefit Plan (or a written summary of any Benefit Plan that is not in writing) and a true and complete copy of each material document, if any, prepared in connection with such Benefit Plan, including without limitation (i) a copy of each trust agreement or other funding arrangement, (ii) each summary or other document delivered to participants, (iii) all forms of participation agreement, share purchase agreement, share option agreement or other agreement with participants, (iv) all documents filed with any governmental agency and (v) all documents received from any governmental agency.

(c)    To the Company’s knowledge, none of the Benefit Plans is subject to the U.S. Employee Retirement Income Security Act of 1974, as amended.

(d)    Except as set forth on Schedule 2.21 of the Disclosure Schedule, each Benefit Plan is now and always has been operated and has satisfied all applicable registration or tax qualifications requests in all material respects in accordance with its terms (including the making of all required contributions) and the requirements of all applicable laws. Except as set forth on Schedule 2.21 of the Disclosure Schedule, no lawsuit, legal action, administrative proceeding or claim is pending or, to the knowledge of the Company or Subsidiary, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course).

(e)    The Company has furnished the Investors with a true and complete copy of (i) each Employment Agreement and (ii) each form of employee handbook currently used by the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities (each, an “Employee Handbook”).

(f)    Except as set forth in the Disclosure Schedule, each Employment Agreement, each Management Agreement and each Employee Handbook complies with the requirements of all applicable laws.

(g)    Except as required by applicable law or expressly in accordance with its terms, no Benefit Plan provides medical, life or other welfare benefits beyond the termination of employment.

2.22    Labor Agreements and Actions; Employee Compensation.

(a)    None of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities is bound by or subject to (and none of their respective assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and, to the Company’s knowledge, no labor union has requested or has sought to represent any of the employees, representatives or agents of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities. There is no strike or other labor dispute involving the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities pending, or to the Company’s knowledge, threatened, that could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving the Company’s, the Subsidiary’s, the New Subsidiary’s or any of the PRC Entities’ employees.

(b)    Except as described or referred to in the Disclosure Schedule, or pursuant to or as set forth in the Employment Agreements: (1) none of the Company, the Subsidiary, the New Subsidiary or the PRC Entities has any liability whatsoever to make any payment to or for the benefit of any employee, officer, consultant, independent contractor or agent in respect of past service, pension or the termination of the employment or engagement of that or any other person (including, without limitation, payments for wrongful or unfair dismissal, loss of office or redundancy), other than in respect to current month payroll expenses and related deductions in relation to employee and employer contributions; (2) the Subsidiary, the New Subsidiary and each of the PRC Entities has complied in all material respects with all applicable PRC Laws related to employment; (3) the Company, the Subsidiary, the New Subsidiary and each of the PRC Entities do not owe any severance to or have any termination payment agreements with respect to Zhang Ligang; and (4) the transactions contemplated by this Agreement (whether taken alone or in conjunction with any other event) will not result in any additional, increased or accelerated payments or benefits.

(c)    The Company, the Subsidiary, the New Subsidiary and the PRC Entities have no current or former employees, executive officers or directors who are employed by any of the PRC Entities or providing services for any of the PRC Entities (or who were formerly employed by any of the PRC Entities or formerly provided services for any of the PRC Entities) who were or are employed by the Company, the Subsidiary, the New Subsidiary or the PRC Entities in, or substantially provided or now provide their services to the Company, Subsidiary, the New Subsidiary or the PRC Entities from, the United States.

2.23    Tax Returns, Payments and Elections.    Notwithstanding anything herein to the contrary, this Section 2.23 is subject in its entirety to the matters set forth on Schedule 2.23. Each of the Company, the Subsidiary, the New Subsidiary and the PRC Entities has timely filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below), all such Tax Returns are accurate, complete and correct in all material respects, and each of the Company, the Subsidiary, the New Subsidiary and the PRC Entities has timely paid all Taxes due. None of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities has made any elections pursuant to any applicable Tax laws, rules and regulations (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect in the aggregate on the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities, their respective financial condition, their respective business as presently conducted or proposed to be conducted or any of their respective properties or material assets. Since their respective dates of incorporation, none of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities has incurred any Taxes other than in the ordinary course of business, and each of the Company, the Subsidiary, the New Subsidiary and the PRC Entities has made adequate provisions on its respective books of account (in accordance with U.S. GAAP, except in the case of the PRC Entities) for all actual and contingent Taxes with respect to its consolidated business, properties and operations for such period. Each of the Company, the Subsidiary, the New Subsidiary and the PRC Entities has withheld or collected from each payment made to each of its employees, the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. Each of the Company, the Subsidiary, the New Subsidiary and the PRC Entities is not a “Controlled Foreign Corporation,” a “Foreign Personal Holding Company” or a “Passive Foreign Investment Company,” as such terms are defined in the United States Internal Revenue Code of 1986, as amended (the “Code”). None of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities has ever engaged in a trade or business in the United States, as that term is used for United States federal income tax purposes. No claim has ever been made by a Taxing Authority in a jurisdiction in which the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities does not file Tax Returns that it is or may be required to file a Tax Return in that jurisdiction. No election has been made with respect to the Company, the Subsidiary, the New Subsidiary or the PRC Entities to treat such entity as a partnership or a disregarded entity for United States federal income tax purposes. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, business, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

2.24    Insurance.    The Disclosure Schedule describes the insurance currently held by the Company, the Subsidiary, the New Subsidiary and each of the PRC Entities.

2.25    Minute Books.    True and correct copies of the minute books of the Company, the Subsidiary, the New Subsidiary and each of the PRC Entities have been made available to the Investor.

2.26    Brokers/Finders.    Except as set forth on Section 2.26 of the Disclosure Schedule, none of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities has any contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

2.27    Significant Customers and Suppliers.    No customer or supplier that was material to the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities during the last six (6) calendar months or that has been material to the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities thereafter, has, since the Financial Statement Date terminated, materially reduced or threatened to terminate or materially reduce its purchases from, or provision of products or services to, the Company, the Subsidiary, the New Subsidiary or the PRC Entities, as the case may be.

2.28    No Undisclosed Liabilities.    Except as set forth on Section 2.28 of the Disclosure Schedule (and excluding the obligations for performance arising under this Agreement or Related Agreements), none of the Company, the Subsidiary, the New Subsidiary or any of the PRC Entities has any liabilities of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for: (i) liabilities reflected, or reserved against, in the Financial Statements (and in such amounts); (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Financial Statement Date; (iii) liabilities arising under contracts incurred in the ordinary course of business consistent with past practice and not required under U.S. GAAP to be reflected in the Financial Statements; (iv) liabilities which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; or (v) liabilities with respect to, or arising in connection with, any matters which are either: (1) disclosed within the Disclosure Schedule, or (2) within the general subject matter of any of Sections 2.1 through 2.27, inclusive, but which were not required to be disclosed on the Disclosure Schedule as a result of a knowledge, dollar or materiality threshold, or any other qualifying language, within said sections.

3.    No Implied Representations.    Notwithstanding anything to the contrary herein: (1) it is the explicit intent and acknowledgement of each party hereto that the Company has not made and are not making any representation or warranty whatsoever, express or implied, other than those expressly given in Section 2 of this Agreement, and without limiting the foregoing the Company has not made and is not making any implied warranty or representation as to the post-Closing business, results of operations, financial condition or prospects of the Company, the Subsidiary, the New Subsidiary, any PRC Entity or the Business, or as to the post-Closing value, condition, merchantability or suitability of the Company, the Subsidiary, the New Subsidiary, any PRC Entity or the Business; and the Investor is not relying on any other statement, representation or warranty, oral or written, express or implied, made by any officers, directors, employees, affiliates, representatives or agents of the Company, the Subsidiary, the New Subsidiary, or the PRC Entities, including any such statement, representation or warranty contained in any offering memorandum or any information, document or material made available to the Investor or its officers, directors, employees, affiliates, representatives or agents within due diligence materials, management presentations or any other form in expectation of the transactions contemplated by this Agreement and the Related Agreements; and (2) the Investor has undertaken its own analyses and methodologies to value the Company, the Subsidiary, the New Subsidiary, the PRC Entities and the Business, and in no event shall the Company be charged with knowledge of, or have responsibility for, such analyses or methodologies or the valuation resulting therefrom. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN SECTION 2 OF THIS AGREEMENT, THE COMPANY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OR REPRESENTATION.

4.    Representations and Warranties of the Investor and Investor Parent.    The Investor and Investor Parent each hereby represents and warrants to the Company, the Subsidiary and the New Subsidiary that:

4.1    Organization, Good Standing and Qualification.    The Investor is an exempted limited liability company duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as now conducted. The Investor is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect upon the Investor. The Investor Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Investor Parent is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect upon the Investor Parent.

4.2    Existence; Authorization; Legal Proceedings.    All corporate action on the part of each of the Investor and the Investor Parent and its respective officers, directors, shareholders and affiliates, and all shareholder action, on the part of the Investor shareholders, necessary for the authorization, execution and delivery of this Agreement and the Related Agreements to which it is a party, the performance of all obligations of the Investor or the Investor Parent hereunder and thereunder, including without limitation the purchase of the Series B Preferred Shares being sold hereunder has been taken. This Agreement constitutes and the Related Agreements will constitute (upon the execution and delivery at Closing) valid and legally binding obligations of the Investor and the Investor Parent, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c) to the extent the indemnification provisions contained in the Investors Agreement may be limited by applicable foreign, United States or state securities laws. The execution, delivery and performance by the Investor and the Investor Parent of this Agreement and the applicable Related Agreements to which it is respectively a party, and the consummation of the transactions contemplated hereby and thereby: (i) will not result in any violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any provision of the Investor’s charter documents; (ii) will not result in the breach of or constitute a default under any material contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note, agreement or other instrument to which the Investor and the Investor Parent is a party or by which it is bound; and (iii) will not violate any law or order applicable to or bearing upon the Investor or its assets or businesses, except in the case of clauses (ii) and (iii) for such breaches, defaults or violations that could not reasonably be expected to have a material adverse effect on the legal ability of the Investor or the Investor Parent to consummate the transactions contemplated by this Agreement. Neither Investor nor the Investor Parent is required to obtain any consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any United States, local or foreign governmental authority or from any Person in connection with the execution, delivery and performance of this Agreement or the applicable Related Agreements or the consummation of the transactions contemplated hereby or thereby which it has not already obtained except where the failure to obtain such consent, approval, or authorization, or to make or file such registration, qualification, designation, declaration or filing, would not reasonably be expected to have a material adverse effect on the Investor or the Investor Parent, as the case may be. There are no legal or governmental proceedings pending, or to the knowledge of the Investor or the Investor Parent, threatened against the Investor or the Investor Parent that would have the effect of preventing or materially delaying the Investor or the Investor Parent from executing and delivering this Agreement or consummating any of the transactions contemplated by this Agreement.

4.3    Securities Representations.    The Investor understands and acknowledges that the Series B Preferred Shares, the Ordinary Shares, the High-Vote Ordinary Shares, the Warrant and the Option (i) have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws (ii) must be held indefinitely unless a subsequent disposition thereof is registered under the Act or is exempt from such registration and (iii) will bear a legend to such effect. The Investor is acquiring the Series B Preferred Shares (and any shares issued upon conversion of the Series B Preferred Shares), the Warrant and the Option (and any shares issued upon exercise of the Warrant or the Option) for investment, solely for the Investor’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof. The Investor is an “accredited investor” as defined in Rule 501(a) of the Securities Act. The Investor, alone or in connection with its financial, legal and other advisers, is sufficiently experienced in financial and business matters to be capable of analyzing and evaluating the merits and risks of an investment in the Series B Preferred Shares, the Warrant and the Option and to make an informed decision relating thereto, and otherwise to protect its own interests with respect to the investment in the Series B Preferred Shares, the Warrant and the Option and has made an investigation of the Company, the Subsidiary, the New Subsidiary, the PRC Entities and the Business as it deemed necessary and has had an opportunity to discuss and review the Business, management and financial affairs of the Company, the Subsidiary, the New Subsidiary and the PRC Entities with the Company’s management as it deemed necessary.

4.4    Brokers/Finders.    Neither the Investor nor the Investor Parent has any contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

5.    Other Covenants and Agreements.    The covenants and agreements in this Section 5 below shall take effect from and after the Closing (subject to Section 7.1(b)):

5.1    Related Party Transactions.    None of the Company, the Subsidiary, the New Subsidiary or any PRC Entity shall knowingly enter into any transactions with a Related Party or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party or family member is an officer, director or partner, or in which such Related Party or family member has significant ownership or economic interests or otherwise controls, unless the terms of such transaction are approved by the Board of Directors, including each IAC Director (as defined in the Investors Agreement); provided, however, that neither the Investor nor any of its affiliates shall be deemed to be a Related Party for purposes of this Section 5.1.

5.2    Use of Proceeds.    The Company shall use the proceeds from its sale of the Series B Preferred Shares pursuant to Section 1.1 hereof as follows: (i) all such proceeds shall be deposited into the bank account at set forth at Schedule 1.2 hereto (the “Proceeds Account”); and (ii) all such proceeds shall only be withdrawn and used for corporate purposes and in furtherance of the Business. In addition, the Company agrees that in the event that it wishes to make a Qualifying Withdrawal (as defined below) from the Proceeds Account, it shall give prior notice thereof (which will include a statement regarding the purpose of such withdrawal(s)) to the Board of Directors (including the IAC Directors). If the Board of Directors does not, by notice to the Company within 5 days of the notice from the Company to the Board of Directors described above, prohibit the proposed Qualifying Withdrawal (which such notice and prohibition shall be made only by majority vote of the

Board of Directors) then the Company may make such Qualifying Withdrawal. Notwithstanding the foregoing, the Company shall not draw proceeds from such Proceeds Account to the extent that the proceeds in such Proceeds Account, following such withdrawal, would be less than the aggregate amount of any outstanding and unpaid claims for indemnification brought under Section 6 by any Investor Indemnified Party against the Company, the Subsidiary or the New Subsidiary. Notices sent by or to the Company and the Board of Directors pursuant to this Section 5.2 may be sent by e-mail to the e-mail addresses specified by the respective parties, and receipt of such notice sent by e-mail shall be deemed to have occurred upon successful transmission thereof. As used above, the term “Qualifying Withdrawal” means any proposed withdrawal from the Proceeds Account which (1) is itself in amount of US$1,000,000 or more, or (2) would result in an aggregate of US$1,000,000 having been withdrawn from such Proceeds Account either (a) since the Closing Date, if there has been no prior withdrawal for which notice was provided pursuant to this Section 5.2 or (b) since the last withdrawal for which notice was provided pursuant to this Section 5.2

5.3    FCPA.    From and after the Closing Date, the Company will review its business practices to ensure that the operation of the Business will comply with all aspects of the Foreign Corrupt Practices Act, as amended, and related laws with respect to the conduct of business by U.S. persons and regulations issued by the Department of Treasury (collectively, the “FCPA Rules”). The Company, the Subsidiary and the New Subsidiary will take all commercially reasonable actions necessary to ensure that the Company, the Subsidiary, the New Subsidiary and the PRC Entities (and each director, officer, employee, consultant and agent thereof, with respect to the Business) comply at all times (as if each such Person were subject to the FCPA Rules at such times) with the FCPA Rules (including, without limitation, distributing information regarding the FCPA Rules to its employees from time to time, training such employees to adhere to the FCPA Rules and fully enforcing compliance with the FCPA Rules), and will from time to time update the Investor with respect to such matters. In the event that the Company, the Subsidiary or the New Subsidiary receives any notice with respect to its compliance with the FCPA Rules, it will promptly notify Investor and take any actions which Investor reasonably requests in order to comply with the FCPA Rules. The Investor will provide to the Company, at the Investor’s expense, copies of the FCPA Rules materials that the Investor and its affiliates use with respect to activities outside the United States (to the extent that the Company in fact intends to use such materials).

5.4    Insurance Policies.

(a)    The Company, the Subsidiary and the New Subsidiary shall each use its reasonable best efforts to (and shall cause each PRC Entity to) obtain, within 90 days of the Closing Date, and maintain insurance relating to the assets, properties and businesses of the Company, the Subsidiary, the New Subsidiary and each PRC Entity in amounts, and covering such risks, as are reasonable and prudent for companies similarly situated, including, without limitation, by obtaining the insurance described on Schedule 5.5 hereto.

(b)    Without limiting the foregoing, so long as the Founder remains Chief Executive Officer of the Company, the Company shall use commercially reasonable efforts to obtain and/or maintain key man life insurance policies covering the Founder, provided that the insurance company and the details of such policies are reasonably acceptable to the Investor. Such policy shall name the Company as the beneficiary and shall not be cancelable without the prior approval of the Investor.

(c)    Without limiting the foregoing, the Company shall use commercially reasonable efforts to obtain and/or maintain a directors’ and officers’ liability insurance policy; provided such insurance policy is reasonably acceptable to the Investor.

5.5    Tax.

(a)    The Company shall withhold or collect, and shall cause each of its subsidiaries and affiliates to withhold or collect, from the payment of any compensation to any officer, director, agent, or employee of the Company or any of its subsidiaries or affiliates, the proper amount of any Tax which is required (by any Tax Authority) to be withheld or collected with respect to such payment. The Company shall pay over, and shall cause each of its subsidiaries and affiliates to pay over, any such Tax to the appropriate Tax Authority.

(b)    Subject to Section 5.7, the Company shall (i) pay, and shall cause each of its subsidiaries and affiliates to pay, all Taxes due and owing by the Company or its subsidiaries or affiliates; and (ii) take all commercially reasonable actions, and shall cause each of its subsidiaries and affiliates to take all commercially reasonable actions, necessary to comply in all material respects with applicable Tax law applicable to the Company and its subsidiaries and affiliates, and (iii) file and cause each of its subsidiaries and affiliates to file any Tax Returns required pursuant to applicable Tax law to be filed with any Tax Authority.

(c)    Subject to Section 5.7, the Company shall file, and shall cause each of its subsidiaries and affiliates to file, any and all amended Tax Returns necessary to completely and accurately reflect all compensation paid by the Company or any of its subsidiaries or affiliates to any officer, director, agent, or employee of the Company of any of its subsidiaries or affiliates as the case may be, prior to the date hereof, and the Company shall pay over, and shall cause each of its subsidiaries and affiliates to pay over, to the appropriate Tax Authority, any Tax due with respect to such previously paid compensation. As used in this Section 5.5, the term “affiliate,” shall not include any individual (or trusts or other entities solely owned or controlled by such individual).

(d)    The Company shall use commercially reasonable efforts to minimize for any taxable year of the Company, “subpart F income,” as such term is defined in Section 952 of the Code, provided that the foregoing shall not (a) delay, impair or hinder a Qualified Public Offering, (b) prohibit or restrict the Company from investing cash or cash equivalents in money market instruments on a short-term basis, including without limitation proceeds for the Investor Share Transactions or a Qualified Public Offering or (b) require the Company to incur any material liability or obligation.

(e)    No later than two months following the end of each Company taxable year, the Company shall provide to the Investor the Company’s capitalization table as of the end of the last day of such taxable year. The Company shall provide the Investor with access to such other Company information (including, without limitation, the tax returns of the Company and each of its subsidiaries and affiliates) as may be reasonably requested by the Investor: (i) to determine the Company’s status as an FPHC, (ii) to determine the amount of the Investor’s pro rata portion of the Company’s “Subpart F income” (as defined in the Code), (iii) to determine the amount of income the Investor must include in connection with a “Qualified Electing Fund” election made by the Investor pursuant to Section 1295 of the Code, (iv) to determine the availability to Investor of foreign tax credits, or (v) to allow the Investor to otherwise comply with applicable United States federal income tax laws.

(f)    Except to the extent that the Investor agrees otherwise, the Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times each of the Company, the Subsidiary and the New Subsidiary is treated as a corporation for United States federal income tax purposes.

(g)    If the Company acquires stock or other equity securities in any entity organized outside of the United States that is treated as a corporation for U.S. federal income tax purposes (such entity, a “Foreign Target”) in any transaction (or series of transactions) consummated at any time after the date hereof, and such acquisition constitutes a “qualified stock purchase” within the meaning of Section 338(d) of the Code, the Company shall, to the extent permitted by law, and to the extent such election does not impose any incremental Tax costs on the Foreign Target or the Company, make a timely, effective, and irrevocable election under Section 338 of the Code (and any comparable election under U.S. state or local tax law), and shall file such election in accordance with the applicable U.S. Treasury regulations to treat the Company’s purchase of such Foreign Target’s stock or other equity securities as a deemed asset purchase; provided however that if such election imposes any incremental tax costs on the Company or the such Foreign Target, the Company will consult with the Investor to determine whether or not such an election should be made.

(h)    The Investor and the Company will work together in good faith to develop a mutually agreeable business operation plan for the New Subsidiary within 60 days following the Closing Date. Without the prior written consent of the Investor, which shall not be unreasonably withheld, the New Subsidiary shall not (i) incur any liabilities or obligations, (ii) hire or employ any officers, employees, personnel or any other persons, (iii) acquire, dispose of or hold any assets, (iv) enter into any contract, agreement, arrangement or transaction, (v) conduct any business, or (vi) otherwise carry on any operations whatsoever; except to the extent that such a mutually agreed upon business plan has in fact been adopted and the foregoing are consistent with such business operation plan.

(i)    Within 120 days following the Closing Date, the Company and the Subsidiary (and the New Subsidiary, if appropriate) shall enter into secondment agreements for the provision of services to the Subsidiary by the Company through the secondment to the Subsidiary of senior managers who have entered into employment agreements with the Company. Such secondment agreements shall be in a form and substance approved by IAC as advised by an internationally recognized accounting firm selected by the Investor and based on similar agreements and arrangements for the secondment of personnel by offshore corporations with their primary operating subsidiaries in the PRC, and shall otherwise be in compliance with PRC Laws to the extent it applies to such arrangements.

(j)    Commencing within 60 days following the Closing Date, the Subsidiary (and the New Subsidiary, as appropriate) shall set forth in detail the method(s) by which it has calculated the business tax payable since its establishment on all types of transactions which are subject to business tax, in the form of a footnote in each monthly business tax payment certificate, for six consecutive monthly reporting periods, with a view to putting the relevant tax bureau on notice of such business tax calculation methodology.

5.6    Maintenance and Conduct of Business.

(a)    Each of the Company, the Subsidiary and the New Subsidiary shall (and shall cause each PRC Entity to), from and after the date hereof, to (i) preserve and maintain in full force and effect its existence and good standing under the laws of its jurisdiction of formation or organization, (ii) preserve and maintain in full force and effect all rights, privileges, qualifications, applications, licenses, permits and franchises, (iii) comply in all material respects with all applicable laws, ordinances, rules and regulations, as well as judicial interpretations and decisions and with the directions of any governmental authority or regulatory body having jurisdiction over it or its respective businesses or properties, and (iv) file or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by a governmental authority or regulatory body, in the case of each of (i), (ii), (iii) and (iv), where the failure to so preserve, maintain, comply or file would have a Material Adverse Effect.

(b)    The Company shall use all commercially reasonable efforts to cause a finance controller, and a general counsel to be hired and employed by the Business within 90 days following Closing, and a vice president of marketing as soon as reasonably practical (it being understood and agreed that each such person must be qualified to perform the duties and responsibilities typically assigned to persons with such job titles and be adequately experienced in such fields). Without limiting the foregoing, such general counsel (i) shall be qualified to administer and lead the Business’s compliance with various laws and regulations affecting it, including, without limitation, the FCPA Rules and (ii) shall promptly become thoroughly familiar with the Conduct Code (as defined below) and be in a position to lead the efforts with respect to compliance with the Conduct Code described in Section 5.6(d) hereof.

(c)    Upon the request of the Investor, the Company shall use its reasonable best efforts to make all necessary changes to its internal controls, disclosure controls and other corporate reporting functions such that it would fully comply with the Sarbanes-Oxley Act of 2002 (including the rules and regulations thereunder) (the “SOX Requirements”) were it subject to such statute, rules and regulations as a stand-alone public company which is a “foreign private issuer” under US securities laws), provided, however, that if such request is made prior to the earlier of the IAC Control Date (as defined in the Investors Agreement) or the date on which it would be required to do so as a public company, the Investor shall reimburse the Company for all of the reasonable expenses of such efforts. Prior to any such request, the Company shall use its reasonable best efforts to implement such necessary changes to its internal controls, disclosure controls and other corporate reporting functions as would be reasonably consistent with the Company’s being in compliance with the SOX Requirements by no later than nine months after the IAC Control Date.

(d)    The Company, the Subsidiary, the New Subsidiary and each of their respective Boards of Directors shall (and shall cause each PRC Entity and its respective boards of directors to) adopt the Investor’s Code of Business Conduct, attached hereto as Schedule 5.6(d) (as amended from time to time by the Investor, the “Conduct Code”), and use all commercially reasonable efforts to ensure adherence to such Conduct Code from and after the date hereof. The Company and its subsidiaries and affiliates shall distribute the Conduct Code to its directors, officers and employees, train such directors, officers and employees regarding compliance with the Conduct Code and vigorously enforce compliance with the Conduct Code.

(e)    None of the Company, the Subsidiary or the New Subsidiary shall amend, assign or terminate (and each shall prevent the other parties thereto from doing the same) any of the agreements listed on Schedule 5.6(c) hereto (the “Structure Contracts”), without the prior written consent of the Investor. The Company, the Subsidiary and the New Subsidiary shall cause all the parties to the Structure Contracts to comply with the terms thereof in all material respects. The parties hereto agree that, from the date hereof until the date the Warrants expire unexercised or are otherwise terminated, (i) with respect to any disputes that may arise in connection with any such Structure Contracts, the Investor shall have the right to select the forum for any dispute resolution with respect thereto and to participate fully in such resolution and (ii) in no way shall the corporate or operational structure of the Company, the Subsidiary, the New Subsidiary or the PRC Entities (individually or as a group) be altered or restructured (including, without limitation, by the liquidation or sale of any such entity, by the creation of any subsidiary or affiliated entity of any such entity or by the operation of the Business in a manner not contemplated by the Structure Contracts) without the prior written consent of the Investor (it being understood and agreed that a change in “operational structure” shall not be deemed to include any changes to the internal operations of any such entity (or such entities taken as a whole), but shall be deemed to include any structural change to the way the Business is conducted among by such entities (taken as a whole) (including, without limitation, changing which such entity holds material licenses and other material assets).

(f)    The New Subsidiary shall amend its articles of association so as to be comparable in substance to the amended articles of association of the Subsidiary, as reasonably approved by the Investor within 60 days following the Closing.

(g)    The Company and the Subsidiary shall make all necessary filings and applications to the requisite PRC governmental or other authorities to effect the assignment of the “A” logo trademarks that are registered in the PRC in classes 35, 36 and 41 (registration numbers 1631670, 1749484 and 1731794, respectively) from eLong.com Inc. to the Subsidiary, as quickly as reasonably practical. The Company and the Subsidiary shall take all commercially reasonable efforts to ensure that all commercial contracts entered into between the Subsidiary or the New Subsidiary and third parties (an all renewals of existing contracts) that involve the grant of a license to use trademarks of the Subsidiary contain trademark use guidelines consistent with those set forth on Schedule 5.6(g)(1). The Company and Subsidiary shall use reasonable commercial efforts to ensure that all commercial contracts entered into by any of the Company, the Subsidiary, the New Subsidiary and any of the PRC Entities and third parties grant, where appropriate under the circumstances in the reasonable judgment of the Company, such companies the right to customer information (including the right of use of such information) and to any databases that may be created pursuant to such contracts. The Company and the Subsidiary shall take all commercially reasonable efforts to transfer from eLong.com, Inc. to the Subsidiary the domain names listed on Schedule 5.6(g)(2) within 60 days of the date hereof. The Company and the Subsidiary shall use reasonable commercial efforts to register certain trademarks and domain names of the Subsidiary in the US or other jurisdictions as may be reasonably requested by Investor from time to time. The Company, the Subsidiary and the New Subsidiary shall each use commercially reasonable efforts to consider and address U.S. and PRC tax implications, to the extent applicable to the Company, the Subsidiary or the New Subsidiary, when making the transfers contemplated by this Section 5.7(g).

(h)    The Company, the Subsidiary and the New Subsidiary shall make, as soon as is reasonably practicable following the Closing, all necessary filings and applications to the requisite PRC governmental or other authorities to effect the acquisition by the Company, the Subsidiary or the New Subsidiary of (i) a 50% equity interest in the ICP Entity or instead, upon the agreement of the Company and the Investor, to establish a new sino-foreign joint venture company which, subject to the approval of the relevant authorities, shall possess the same value-added telecommunications licenses as the ICP Entity and in which the Company will hold a 50% equity interest (“New ICP JV”) and

(ii) a 70% equity interest in Asia Interactive, unless the Company and the Investor otherwise agree to terminate and liquidate Asia Interactive. In the event of the establishment of such a New ICP JV, the Investor shall have the right to direct the Company, the Subsidiary and the Founder promptly to terminate and liquidate the ICP Entity and transfer all operations, rights and liabilities of the ICP Entity to the New ICP JV. Without limiting the foregoing, (i) the Company, the Subsidiary and the New Subsidiary shall make all necessary additional filings and applications, as soon as it is permissible under PRC law, to acquire additional equity interests (to the maximum amount then-allowed) in the ICP Entity and Asia Interactive and (ii) the Investor shall have the right to direct the Company or the Subsidiary to acquire such additional equity interests if the Investor determines in good faith that such acquisitions are allowable under PRC law.

(i)    The Company, the Subsidiary and the New Subsidiary shall take all commercially reasonable actions so that the Business obtains the Travel Agency License within 120 days of the date hereof.

(j)    If there is an adverse change in PRC law or interpretation thereof with respect to foreign ownership rules or other PRC structural or operational rules or regulations, in a way that is reasonably expected to have a Material Adverse Effect as determined in good faith by the Investor, then at the Investor’s request (so long as the Warrants have not expired unexercised or been terminated) the Company shall restructure the PRC Entities or the operational structure of the Business as directed by the Investor in a manner that is equitable to the then-current Stockholders of the Company, is reasonably efficient from a structural, tax and economic standpoint, and such restructuring and its implementation is in compliance with applicable laws or regulations.

(k)    The Investor shall have the right at any time from and after the date hereof to replace the current shareholders in each PRC Entity with a designee of its choice, and the Company, the Subsidiary and the New Subsidiary shall cause such transfer to occur promptly after the Investor notifies the Company of its desire to effect such replacement (but in no event later than 10 business days after such notice). Notwithstanding the foregoing, the appointment of any designee by the Investor pursuant to this section will give the Investor no additional rights or obligations not otherwise set forth in this Agreement.

(l)    If and to the extent that any required foreclosure under any Share Pledge Agreements would, in the Investor’s reasonable determination, be contrary to PRC law, then the Investor shall have the right to approve of any transferee of such equity interests that would comply with PRC law.

5.7    Certain Post Closing Matters.

(a)    The Company shall take all commercially reasonable efforts to complete each of the actions described on Schedule 5.7 to the Investor’s reasonable satisfaction as soon as reasonably practical (or as otherwise indicated therein).

(b)    The Company shall pay the Investor (i) 30% of any payments made by, penalties levied on, or judgments entered against the Company, the Subsidiary, the New Subsidiary or any PRC Entity in connection with or arising from the completion or satisfaction of the actions described on Schedule 5.7 hereto (it being understood and agreed that such payment to the Investor shall (A) be made by release of a portion of the Escrow Deposit in accordance with the terms of the Escrow Agreement and the Transfer Agreement and (B) not be subject to the Indemnification Threshold (as defined below)) and (ii) 15% of any investment banking fees incurred by the Company as described on Schedule 2.26 (it being understood and agreed that such payment in respect of investment banking fees shall be made directly by the Company (and not from the Escrow Deposit) and shall be considered a purchase price adjustment). Notwithstanding anything to the contrary herein or in the Disclosure Schedule, the specific matters which are the subject of Schedule 5.7 shall be deemed disclosed to the Investor and the Investor Parent (a) for all purposes of determining whether “fraud” (as defined in Section 6.4(b)) has occurred; and (b) for all other purposes of this Agreement and the Disclosure Schedules, and with respect to every representation and warranty herein; provided, however, that this clause (b) shall not be applicable with respect to any indemnification claims of the Investor Indemnified Parties, pursuant and subject to Section 6 hereof, resulting from a third party claim as described in Section 6.2.

5.8    Delivery of June Financial Statements.    Promptly following the Closing (but in any event within ninety days thereof), the Company shall prepare and deliver to the Investor consolidated financial statements for the Company as of, and for the six months ended, June 30, 2004 (the “June Financial Statements”), including a balance sheet as of June 30, 2004 and a profit and loss statement and a cash flow statement covering the period from the beginning of the Company’s current fiscal year and ending on June 30, 2004. The June Financial Statements shall be prepared in accordance with U.S. GAAP applied on a consistent basis and shall be audited and reported on by KPMG, an independent certified accounting firm which has in the past reviewed and reported on the Company’s financial statements (the “Company’s Auditor”). The Investor shall be entitled, entirely at its own expense, to select one firm of certified public accountants (the “Investor’s Auditor”) to review the June Financial Statements and the audit thereof and report thereon by the Company’s Auditor. In performing its review, the Investor’s Auditor shall have reasonable access to all underlying documentation and data used by the Company or the Company’s Auditor in preparing the June Financial Statements. The Investor and the Investor’s Auditor shall have 30 days from the date the Investor received the June Financial Statements to conduct such review. In addition to the foregoing, the Company shall prepare and deliver to the Company, within 30 days of the Closing, unaudited versions of the June Financial Statements.

5.9    Cooperation Regarding IPO.    Notwithstanding anything else in this Agreement, at the Company’s request the Investor and the Investor Parent shall in good faith cooperate with the Company in order to facilitate the Company’s plans to effect a Qualified Public Offering (as defined in the Investors Agreement), and in connection with the foregoing the Investor shall take such actions as may be reasonably requested from time to time by the Company and each of the Investor and the Investor Parent agrees that it shall not take any action which is intended to impair, delay or hamper such plans, provided, however, that (a) the Company shall comply with the restrictions in Section 5.1(a) of the Investors Agreement, and (b) only Ordinary Shares are offered in the Qualified Public Offering. In connection with any Qualified Public Offering, the Investor Parent shall have the reasonable right of prior approval with respect to how the Investor Parent is to be described in the Registration Statement relating thereto.

5.10    Non-Competition Covenant.

(a)    Each of the Investor and the Investor Parent agrees that, subject to the terms and conditions of this Section 5.10, it shall not directly or indirectly (including without limitation through its affiliates or subsidiaries (as the case may be) Expedia.com and Hotels.com) own, manage, operate, finance, join, or control, or participate in the ownership, management, operation, financing or control of, or be associated as a director, partner, lender, investor or representative in connection with, any entity or business which operates a travel service in the PRC or which markets travel services to PRC residents (it being understood and agreed that Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan shall not be deemed to be a part of the PRC for purposes of this Section 5.10), including without limitation CTRIP (a “Competitive Business”) as long as at least one of the following is true: (1) the Warrant has not expired or otherwise been terminated, (2) the Qualified Public Offering (as defined in the Investors Agreement) has not occurred and the Investor holds more than a 50% economic interest in the Company or (3) the Qualified Public Offering has occurred and the Investor holds more than a 15% economic interest in the Company; provided, however, that notwithstanding the foregoing:

(1)    if the Qualified Public Offering has occurred and the Warrant has expired without being exercised, then the Investor and Investor Parent’s covenants above in this Section 5.10(a) (the “IAC Non-Compete”) shall not be applicable if the Investor and its affiliates transfer their voting rights with respect to their holdings of Company shares issued pursuant to this Agreement (including without limitation any and all rights to appoint Directors to the Company’s Board of Directors) to the Company or its designee(s) (it being understood and agreed that the Company shall accept such transfer of voting rights);

(2)    the IAC Non-Compete shall not restrict the Investor or the Investor Parent from:

(A)    acquiring any business or entity engaged in a Competitive Business, provided that the assets acquired in carrying on the Competitive Business constitute less than 10% of the assets of, and the revenues for the most recent fiscal year attributable to such Competitive Business do not exceed 10% of the revenues for the most recent fiscal year of, either (I) such business or entity as a whole, including such Competitive Business, or (II) the Company; provided further that if such revenues do in fact exceed either such 10% threshold, neither the Investor nor Investor Parent shall be deemed to be in breach of the IAC Non-Compete by reason thereof unless the Investor or Investor Parent has not divested or agreed to sell (and does sell) the portion of such business giving rise to such breach (but for this proviso) within the six (6) month period following the closing of said acquisition; or

(B)    entering into or participating in any joint venture, partnership, commercial agreement (including, without limitation, management agreements and other strategic relationships) or other similar arrangement with any business or entity engaged in a Competitive Business (any of the foregoing, a “Strategic Relationship”) provided that the assets associated with such Strategic Relationship and attributable to the Competitive Business constitute less than 10% of the assets of, and the revenues for the most recent fiscal year associated with such Strategic Relationship and attributable to the Competitive Business do not exceed 10% of the revenues for the most recent fiscal year of, either (I) such Strategic Relationship as a whole, including such Competitive Business, or (II) the Company.

(3)    The IAC Non-Compete shall not restrict Interval International, an affiliate of the Investor Parent, from conducting its current business, including reasonable extensions, of (i) providing sales, marketing and operational services to developers of timeshare properties, and (ii) providing Membership Services to timeshare owners and other independent members, provided that in no event shall the foregoing be deemed to allow Interval International to directly or indirectly

(A) provide online travel agency or similar services within the PRC or (B) market online travel agency or similar services to customers or members located within the PRC. “Membership Services” include, but are not limited to, the right to exchange owned vacation accommodations for other accommodations or travel products (i.e. cruises, spa packages, etc.), access to other vacation properties at special rates, and other travel or leisure related benefits.

(4)    It is understood and agreed that, for all purposes of this Section 5.10 (including, without limitation, with respect to the proviso of the first sentence of Section 5.10(a)(3)), the fact that a person located in the PRC may be able to access a travel service of IAC Parent or its subsidiaries of affiliates shall not mean, in and of itself, that the IAC Non-Compete has been violated or otherwise breached, unless such service was marketed specifically to the residents of the PRC, the parties acknowledging that global communications and the Internet make it possible for individuals around the world to connect with services that are neither intended to be, nor targeted, for such persons. Without derogating from the foregoing for purposes of clarity, “Competitive Business” shall not mean either (i) providing travel services to PRC residents if such services are not marketed specifically to such PRC residents, for example, if a PRC resident clicks on an advertisement on Google.com that Expedia purchased, is taken to Expedia.com, and subsequently purchases travel services on Expedia.com including travel services provided in the PRC; or (ii) commercial arrangements with third party websites (e.g., private label arrangements) operated or managed from within the PRC that may promote the travel services of the Investor and the Investor Parent on their websites to PRC residents including travel services provided in the PRC; provided that in each such case the Investor and the Investor Parent are not marketing such services specifically to residents of the PRC)

(b)    Until the IAC Control Date, neither the Investor nor the Investor Parent shall directly or indirectly solicit any person employed by the Company or its affiliates to enter the employ of the Investor, the Investor Parent or any other person or entity.

(c)    The Investor and the Investor Parent agree that they shall not (and shall ensure and guarantee that their subsidiaries and affiliates do not) at any time reveal to any person or entity any Proprietary Information (as defined below) and shall not use or attempt to use any Proprietary Information for its own benefit, or for the benefit of any third party or in any manner which may injure or cause loss or may be calculated to injure or cause loss (whether directly or indirectly) to the Company, the Subsidiary or the New Subsidiary. As used herein, the term “Proprietary Information” shall mean all data, business methods, trade secrets, information, documents or forms pertaining to the financial condition, business affairs or prospects of, or otherwise developed or owned by, the Company, the Subsidiary or the New Subsidiary, whether or not any of the foregoing is published or unpublished, protected or susceptible to protection under patent, trademark, copyright or similar laws and whether or not any party has elected to secure or attempted to secure such protection, provided that notwithstanding the foregoing, the term “Proprietary Information” shall not include any of the foregoing information or materials to the extent (i) generally known to the public through no wrongful act of the Investor or the Investor Parent; (ii) lawfully received by the Investor or the Investor Parent from a third party without restriction on disclosure and without a breach by the third party of any obligation of confidentiality; (iii) independently developed by the Investor or the Investor Parent without use of any Proprietary Information, or (iv) required to be disclosed by a court of competent jurisdiction; provided, however, in the case of the foregoing clause (iv), the Company is provided reasonable advance opportunity to seek in camera or other protection with respect to such disclosure.

(d)    The parties hereby agree that each provision of this Section 5.10 shall be treated as a separate and independent provision, and the unenforceability of any one provision shall in no way impair the enforceability of any other provision hereof. Moreover, if one or more of the provisions contained in this Section 5.10(a) shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent permitted by applicable law. It is acknowledged that any breach of this Section 5.10 by the Investor or the Investor Parent may cause the Company irreparable damage and that in the event of such breach the Company shall have, in addition to any and all remedies at law, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of any obligations of the Investor or the Investor Parent under this Section 5.10. The Investor and the Investor Parent each acknowledges and agrees that the enforcement of this Section 5.10 is necessary to ensure the preservation, protection and continuity of the business, trade secrets, goodwill and other assets of the Company and further acknowledges and agrees that the restrictions set forth in this Agreement are reasonable as to time and scope. Each of the Investor and the Investor Parent also acknowledges that (a) the Company, the Subsidiary, and the New Subsidiary would not have entered into this Agreement or the other Related Agreements but for this Section 5.10, and (b) the Investor Parent would not have entered into this Section 5.10 but for the execution and delivery by the Company, the Subsidiary, and the New Subsidiary of this Agreement.

(e)    Notwithstanding anything else herein to the contrary, the parties acknowledge and agree that the limitations of Section 6.4 shall not apply to any breach by the Investor or the Investor Parent of its covenants and obligations under this Section 5.10.

6.    Survival and Indemnification.

6.1    Survival.    Each covenant or agreement in this Agreement shall survive the date hereof without limitation as to time until fully performed in accordance with its terms, and each representation and warranty in this Agreement shall survive the date hereof until March 31, 2006 (the “Survival Date”); provided, however, that: (a) the Major Representations (as defined below), and the indemnity obligations under Section 6.2 relating thereto, shall survive through the expiration of the relevant statute of limitations, and (b) unless earlier terminated in accordance with their respective terms, the Company’s covenants and agreements under Section 5 of this Agreement, and the indemnity obligations under Section 6.2 relating thereto, shall terminate upon, and be of no further force and effect from and after, the date which is the earlier of:

(1)    the date upon which any IAC Competitive Conduct (as defined below) occurs; and

(2)    90 days following the earlier of (A) the IAC Control Date (as defined in the Investors Agreement); or (B) the date upon which the Investor beneficially owns securities of the Company equaling 15% or less of the capital stock of the Company on a fully diluted basis, provided that such termination will not operate to terminate any then pending and outstanding indemnity claims made by the Investor pursuant to Section 6 prior to such termination date.

In connection with the foregoing clause (2), the Company shall reasonably cooperate with the Investor during the 90-day period described in said clause in order to facilitate an orderly transition to the Investor of the outstanding or pending matters, if any, which are the subject of Section 5. During such 90 day period, the Company shall not be liable for breach of any covenant or agreement under Section 5 which arises from any actions of the Investor or any actions of the Company if such Company actions were approved or directed by the Investor.

As used above, the term “IAC Competitive Conduct” means any conduct or action by the Investor or the Investor Parent, which (a) occurs following the termination of the IAC Non-Compete under Section 5.10, and (b) would have been in violation of said Section 5.10 had the IAC Non-Compete been in full force and effect on such date.

As used herein, the term “Major Representations” means the Company’s representations and warranties to the Investor set forth within:

(A)    the first sentence of Section 2.1 (a);

(B)    the first sentence of Section 2.1 (b);

(C)    the first sentence of Section 2.1 (c);

(D)    Section 2.2(a);

(E)    the first sentence of Section 2.5(a)(i);

(F)    the first sentence of Section 2.5(a)(ii);

(G)    the first sentence of Section 2.5(a)(iii);

(H)    the first sentence of Section 2.6(a);

(I)    the first sentence of Section 2.6(b);

(J)    the first sentence of Section 2.6(c);

(K)    Section 2.7; and

(L)    Section 2.23.

6.2    Indemnification By Company and Investor.

(a)    From and after the date hereof the Company, the Subsidiary, and the New Subsidiary each agrees, jointly and severally, to indemnify fully, hold harmless, protect and defend the Investor, its affiliates, and their respective directors, officers, agents and employees, successors and assigns (the “Investor Indemnified Parties”) from and against any and all Investor Losses (as defined below) incurred by them and arising out of or resulting from any breach of any of the representations, warranties, covenants or agreements of the Company contained in or incorporated into this Agreement or the Related Agreements.

(b)    From and after the date hereof the Investor and the Investor Parent each agrees, jointly and severally, to indemnify fully, hold harmless, protect and defend the Company, the Subsidiary, the New Subsidiary, the PRC Entities, their respective affiliates, and their respective directors, officers, agents and employees, successors and assigns (the “Company Indemnified Parties”) from and against any and all Company Losses (as defined below) incurred by them and arising out of or resulting from any breach of any of the representations, warranties, covenants or agreements of the Investor or the Investor Parent contained in or incorporated into this Agreement or the Related Agreements.

(c)    As used herein: (1) “Investor Losses” shall mean all Losses incurred or suffered by the Investor Indemnified Parties; (2) “Company Losses” shall mean all Losses incurred or suffered by any Company Indemnified Parties; (3) “Losses” shall mean any and all losses, costs, claims, damages, liabilities, Taxes, obligations, judgments, settlements, assessments, awards, demands, offsets, reasonable out-of-pocket costs, expenses and attorneys’ fees (including any such reasonable costs, expenses and attorneys’ fees incurred in enforcing a party’s right to indemnification against any indemnifying party or with respect to any appeal) and penalties and interest, if any; (4) “Indemnified Party” shall mean in the case of a claim for indemnification under Section 6.2(a), each Investor Indemnified Party, and in the case of a claim for indemnification under Section 6.2(b), each Company Indemnified Party; (5) “Indemnifying Party” shall mean in the case of a claim for indemnification under Section 6.2(a), the Company, and in the case of a claim for indemnification under Section 6.2(b), the Investor.

6.3    Procedure for Indemnification for Third Party Claims.

(a)    Promptly after receipt by an Indemnified Party of written notice of a threatened third party claim or notice of the commencement of any proceeding against it for which indemnification is applicable under Section 6.2(a) or Section 6.2(b), such Indemnified Party will, if a claim is to be made against an Indemnifying Party under such Section, give notice to the Indemnifying Party of the threat or commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action has been materially prejudiced by the Indemnified Party’s failure to give such notice.

(b)    If any proceeding referred to in Section 6.3(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such proceeding, the Indemnifying Party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such proceeding and the Indemnified Party determines in good faith that joint representation would be materially prejudicial to the Indemnified Party’s defense, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 6 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent, which shall not be unreasonably withheld, unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any proceeding and the Indemnifying Party does not, within ten days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnifying Party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Party.

(c)    Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnifying Party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

6.4    Limitations; Offset; Remedies; etc.

(a)    Limitations.

(i)    The maximum aggregate liability of the Company, the Subsidiary and/or the New Subsidiary for indemnification under this Section 6 shall be limited to the Indemnification Cap. As used herein the term “Indemnification Cap” shall mean US$7,336,258, provided however, if the Warrant Agreement is exercised, then the Indemnification Cap shall be increased to be the sum of US$7,336,258 plus fifteen percent (15%) of the Exercise Price as defined in the Warrant Agreement, provided however that with respect to any claims for indemnification under Section 6.2(a) for breaches of any of the Major Representations only, the Indemnification Cap shall be US$58,690,062.

(ii)    The Investor Indemnified Parties shall not be entitled to indemnification under this Section 6, except to the extent that the aggregate Investor Losses exceed US$750,000 (the “Indemnification Threshold”), in which event such indemnification shall be required to the full extent of the Investor Losses, including the Indemnification Threshold; provided, however, that this Section 6.4(a)(ii) shall not apply to (x) the covenants of the Company and the indemnification obligations relating thereto, (y) the Company’s obligations under Section 5.7, or (z) the Company’s representation and warranty under Section 2.19(c).

(iii)    With respect to any matter for which indemnification has been provided hereunder, the Indemnified Party hereby covenants and agrees to use all commercially reasonable efforts to collect amounts payable to the Indemnified Party under any applicable insurance policy of the Indemnified Party, and any such amounts so paid to the Indemnified Party shall reduce the indemnification obligations of the Indemnifying Party with respect to such matters.

(iv)    In no event shall Losses include amounts arising from consequential, special, exemplary, or punitive damages.

(v)    In no event shall this Section 6 require duplicative payments or indemnities by an Indemnifying Party (including without limitation to the extent payment is achieved through the cash reconciliation provisions of Section 1.7).

(vi)    Subject solely to Section 6.4(c), the Investor acknowledges and agrees that its sole recourse for indemnification with respect to any breach by the Company, the Subsidiary and/or the New Subsidiary of its representations and warranties under this Agreement or any Related Agreement shall be to the Escrow Deposit pursuant to the Escrow Agreement and the Transfer Agreement, provided that this clause (vi) shall not apply to any breaches of the Major Representations.

(vii)    The parties acknowledge that the limitations set forth in the preceding clauses (i), (ii), (iii), (iv), (v), and (vi), of this Section 6.4(a) are not mutually exclusive, but rather are separate and independent limitations, and that each and all such limitations may, alone or together, apply to a party’s indemnification obligations in accordance with their respective terms.

(b)    Exclusivity of Remedies.    Notwithstanding anything herein to the contrary, each party’s sole and exclusive remedy against any other party for any breach of a representation, warranty, covenant or other obligation made in or imposed by this Agreement or any breach of a representation or a warranty in Related Agreement or the other transactions contemplated hereunder shall be a claim for indemnification under this Section 6, subject to all of the limitations of this Section 6, including under this Section 6.4; provided however that neither this Section 6.4(b) nor Section 6.1 shall limit either party’s rights (a) in the event and to the extent of any fraud in connection with this Agreement or the Related Agreements; (b) with respect to any covenants (but not representations or warranties) under the Related Agreements; and/or (c) to seek specific performance by the other party with respect to any post-Closing covenants of such other party under this Agreement or any Related Agreement. For purposes of the foregoing clause (a) the term “fraud” when used with respect to the Company shall include, without limitation, any breach by the Company of any of its covenants, representations or warranties in this Agreement or its representations and warranties in the Related Agreements if such breach constituted an intentional or knowing misrepresentation and breach by the Company; provided, however, that neither the existence nor knowledge of any facts which give rise to a breach of any such covenant, representation or warranty shall, in and of itself, constitute “fraud” or an intentional or knowing misrepresentation and breach. Notwithstanding Section 8.10, the “knowledge” referred to in connection with a “knowing” breach as set forth above shall be limited to the actual, conscious (and not constructive) knowledge of such breach as of the date hereof by Justin Tang, Derek Palaschuk, Richard Zheng Xue, Richard Chen and Frank Zheng.

(c)    Offset.    The Investor shall have the right, with respect to any Investor Losses incurred or sustained by any of the Investor Indemnified Parties and for which indemnification is available pursuant to Section 6.2 (subject to the other limitations of this Section 6), to reduce by an amount equal to the amount of such Losses (as so limited, if applicable) any payment due to the Company as Exercise Price (as defined in the Warrant Agreement) in connection with the exercise by the Investor of the Warrants.

7.    Certain Covenants; Closing Conditions; Termination.

7.1    Covenants Regarding Closing.

(a)    The Company and the Investor shall each use their reasonable best efforts to consummate the transactions contemplated by this Agreement (and will cause each of their respective affiliates to do the same) as of the earliest practicable date and shall not take, or cause to be taken, or to the best of their ability permit to be taken, any action that would impair the prospect of completing the transactions contemplated by this Agreement. Without limiting the foregoing, the Company, the Investor and the Investor Parent each agree to, subject to the terms and conditions hereof, execute and deliver at the Closing each Related Agreement to which it is a party and to use their reasonable best efforts to cause each other shareholder or employee of the Company to execute and deliver at the Closing each Related Agreement to which it is a party.

(b)    In addition to the foregoing, from and after the date of this Agreement through Closing, the Company shall comply with the covenants set forth in Section 5 of this Agreement and in Section 8 of the Investors Agreement, fully as if such sections and agreement were applicable from and after the date hereof in accordance with its terms, excluding only those such covenants which by their terms are not capable of being performed prior to the Closing, provided however, that to the extent that any such covenant becomes applicable only upon request or other affirmative action of the Investor, then such covenant shall be excluded from this Section 7.1(a).

7.2    Closing Conditions.

(a)    Conditions to the Obligations of the Investor and the Investor Parent.    The obligations of the Investor and the Investor Parent to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 7.2(a) on or before (with satisfaction continuing on) the Closing Date, except to the extent that the Investor waives such satisfaction in writing:

(1)    Representations and Warranties.    All Closing Representations and Warranties (as defined below) that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case, at and as of the date of this Agreement and at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, in which case such representation or warranty that is qualified as to materiality shall be true and correct, and any representation or warranty not so qualified shall be true and correct in all material respects, as of such date). As used above, the term “Closing Representations and Warranties” shall mean the Major Representations, excluding Section 2.23.

(2)    Covenants.    The Company, the Subsidiary and the New Subsidiary shall have complied in all material respects with its covenants under Sections 7.1 (a) and (b), provided that in the event of a breach of the same, the Company shall be given a reasonable opportunity by the Investor to cure such breach (if such breach is susceptible to cure).

(3)    Subsidiary Charter.    The Company shall have received unequivocal approval of the amended and restated articles of association of the Subsidiary, in the form agreed and initialed by Investor and the Company on or before the date hereof, by the Chaoyang District Commission of Foreign Trade and Economic Cooperation and the registration of the same with the Beijing Administration of Industry and Commerce.

(4)    Absence of Fraud.    The Company shall not have committed fraud against the Investor in connection with this Agreement or the transactions contemplated hereby (and as used in this Section 7.2(a)(4), “fraud” shall have the meaning set forth in Section 6.4(b), provided that if such “fraud” is in the form of an intentional or knowing breach by the Company of any of its covenants, representations or warranties in this Agreement pursuant to such definition, such breach shall only constitute “fraud” for purposes of this Section 7.2(a)(4) if it has created or resulted in a Material Adverse Effect).

(b)    Conditions to the Obligations of the Company, the Subsidiary and the New Subsidiary.    The obligations of the Company, the Subsidiary and the New Subsidiary to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 5 on or before (with satisfaction continuing on) the Closing Date, except to the extent that the Investor waives such satisfaction in writing:

(1)    Representations and Warranties.    All of the representations and warranties in Section 4 that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case, at and as of the date of this Agreement and at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, in which case such representation or warranty that is qualified as to materiality shall be true and correct, and any representation or warranty not so qualified shall be true and correct in all material respects, as of such date).

(2)    Covenants.    The Investor and the Investor Parent shall have complied in all material respects with their covenants under Section 7.1 (a).

(3)    Absence of Fraud.    Neither the Investor nor the Investor Parent shall have committed fraud against the Company in connection with this Agreement or the Related Agreements.

7.3    Termination.    This Agreement may be terminated, and the transactions contemplated hereby may be abandoned prior to the Closing

(i)    upon the written consent of each party hereto;

(ii)    if the Closing shall not have occurred within 21 days after the date hereof, in which case any party hereto shall have the right to terminate this Agreement at any time thereafter;

(iii)    by the Investor or the Investor Parent upon the material breach by the Company of its representations, warranties and covenants under this Agreement; or

(iv)    by the Company upon the material breach by the Investor of its representations, warranties and covenants under this Agreement; or

In the event of a termination by the Investor or the Investor Parent under the foregoing clause (iii), such termination shall be the sole right and remedy with respect to the matters giving rise to such termination, and neither the Company, the Subsidiary nor the New Subsidiary shall have any further liability with respect thereto, provided, the Company shall have materially complied with its covenant under Section 7.1 (a), provided further that in the event of a breach of the same, the Company shall have been given a reasonable opportunity by the Investor to cure such breach (if such breach is susceptible to cure) but shall not have such cured such breach.

The occurrence of the Closing shall not be deemed to be a waiver or acceptance by the parties of any breach of any representation or warranty of any other party, but the occurrence of the Closing shall be deemed to be a waiver and acceptance by the parties of the performance, or non-performance, of the pre-closing covenants of the other parties.

8.    Miscellaneous.

8.1    Successors and Assigns.    Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any securities purchased hereunder). No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of each of the other parties hereto. Nothing in this Agreement is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2    Governing Law; Arbitration.

(a)    This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware. Each of the parties hereto agrees that any State or Federal court sitting in Delaware (“Delaware Courts”) shall have exclusive jurisdiction (subject only to Section 8.2(b)) to settle any disputes (including claims for set-off and counterclaims) and enforce any rights which may arise in connection with the validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement. Each party hereto consents to venue in the Delaware Courts and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any action therein. Each party hereto agrees that the summons and complaint or any other process in any action may be served by notice given in accordance with Section 8.5, or as otherwise permitted by law. Each party hereto irrevocably waives the right to trial by jury.

(b)    Notwithstanding the foregoing, in the event that either the Company, the Subsidiary or the New Subsidiary, on the one hand (with respect only to Section 5.10 only), or the Investor, on the other hand, reasonably determines that it is or will be unable to enforce, against the other, a judgment to be obtained from and issued by a Delaware Court with respect to a controversy or claim arising out of or relating to this Agreement, then at the option of such first party such controversy or claim shall be determined by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The tribunal shall consist of three arbitrators. The seat of the arbitration shall be New York. The language of the arbitration shall be English. The parties hereto agree that the tribunal constituted under this clause shall have the power to grant the relief of specific performance in appropriate circumstances, and further agree, for the avoidance of doubt, that any competent court of its jurisdiction (including in the PRC courts) may enforce an order of the tribunal for specific performance. By agreeing to arbitration pursuant to this clause, the parties hereto waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, in as far as such waiver may validly be made, save that the parties do not intend to deprive any competent court of its jurisdiction (including the PRC courts) to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings or the enforcement of any award.

8.3    Counterparts.    This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.4    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) days after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on Schedule 8.5 hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 8.5).

8.6    Expenses.    Each party hereto shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and any applicable Related Agreement.

8.7    Amendments and Waivers.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each party hereto.

8.8    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.9    Entire Agreement.    This Agreement, the Related Agreements and the documents referred to herein and therein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof (and supercedes all prior oral and written communications and agreements, and all contemporaneous communications and agreements, with respect to the subject matter hereof and thereof, including, without limitation, all letters of intent previously entered into among some or all of the parties hereto) and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

8.10    Knowledge of the Company.    The term “knowledge of the Company” (or similar terms) shall, for purposes of this Agreement, mean the actual knowledge after reasonable inquiry of Justin Tang, Derek Palaschuk, Richard Zheng Xue, Richard Chen, Frank Zheng, Liming Sun, Xiaojian Zhong and Raymond Huang.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ELONG, INC.

By:	/s/
Name:
Title:

ELONGNET INFORMATION TECHNOLOGY (BEIJING) CO., LTD.

By:	/s/
Name:
Title:

ELONGNET HI-TECH (BEIJING) CO., LTD.

By:	/s/
Name:
Title:

IACT ASIA PACIFIC LIMITED

By:	/s/
Name:
Title:

INTERACTIVECORP

By:	/s/
Name:
Title: